Exhibit 10.1

Execution Version

[Published CUSIP No. 87611EAC1]

[Revolver CUSIP No. 87611EAD9]

[Term Loan CUSIP No. 87611EAE7]

CREDIT AGREEMENT

Dated as of February 27, 2015

Among

TARGA RESOURCES CORP.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender,

BANK OF AMERICA, N.A.,

RBS SECURITIES INC. and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers,

BANK OF AMERICA, N.A.,

RBS SECURITIES INC.,

WELLS FARGO SECURITIES, LLC,

ING CAPITAL LLC and

MUFG UNION BANK, N.A.

as Joint Book Runners,

THE ROYAL BANK OF SCOTLAND PLC and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

ING CAPITAL LLC

and

MUFG UNION BANK, N.A.,

as Co-Documentation Agents,

and

The Other Lenders Party Hereto

i

ANNEX

I	Amortization Schedule

SCHEDULES

1.01	Excluded Subsidiaries
2.01	Commitments
5.12	Subsidiaries; Equity Interests; Taxpayer Identification Number
5.19	Material Real Property
6.12	Real Estate Deliverables
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Affiliate Transactions
7.10	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Borrowing Notice
B	Swing Line Loan Notice
C-1	Revolving Credit Note
C-2	Swing Line Note
C-3	Term Loan Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Assignment and Assumption (Borrower or Restricted Subsidiaries)
F	Guarantee Agreement
G	Letter of Credit Request
H	Pledge and Security Agreement
I	Legal Opinions
J-1	Non-Bank Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
J-2	Non-Bank Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
J-3	Non-Bank Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
J-4	Non-Bank Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
K-1	Pari Passu Intercreditor Agreement
K-2	Second Lien Intercreditor Agreement
L	Solvency Certificate

v

Execution Version

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of February 27, 2015 among Targa Resources Corp., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer.

The Borrower has requested that (i) the Revolving Credit Lenders provide a Revolving Credit Facility and (ii) the Term Loan Lenders provide a Term Loan Facility, and each of the Revolving Credit Lenders and Term Loan Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Entity or Business” means any Person, property, business or asset acquired by or invested in by the Borrower or any Restricted Subsidiary (but not any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently Disposed by the Borrower or such Restricted Subsidiary.

“Acquisition” means the purchase or other acquisition of property and assets or a business of any Person or of assets constituting a business unit, a line of business or division of any Person, or Equity Interests in a Person (including as a result of a merger or consolidation).

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of October 13, 2014, by and among the Borrower, Trident GP Merger Sub LLC, a Delaware limited liability company, the Target and Atlas Energy GP, LLC, a Delaware limited liability company and the general partner of the Target.

“Acquisition Transaction” means the acquisition by the Borrower (following the consummation of the Spin-Off) of all of the issued and outstanding Equity Interests in the Target from the owners of such Equity Interests pursuant to the Acquisition Agreement for a combination of cash and stock consideration issued by the Borrower.

“Additional Lender” has the meaning specified in Section 2.14(b).

“Administrative Agent” means Bank of America, acting through one or more of its branches or Affiliates, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” means, with respect to any Agent, such Agent, together with its Affiliates, and the officers, directors, employees, agents, sub-agents, advisors and attorneys-in-fact of such Agent and its Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers, the joint book runners named on the cover page hereto, the co-syndication agents named on the cover page hereto and the co-documentation agents named on the cover page hereto.

“Aggregate Commitments” means the Commitments of all the Lenders. The Aggregate Commitments as of the Closing Date are $1,100,000,000.

“Aggregate Revolving Credit Commitments” means the Revolving Commitments of all the Revolving Credit Lenders. The Aggregate Revolving Credit Commitments as of the Closing Date are $670,000,000.

“Agreement” means this Credit Agreement.

“APL Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 13, 2014, by and among the Borrower, TRP, TRP GP, TRP Merger Sub, Target, Atlas Pipeline and Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and the general partner of Atlas Pipeline, whereby TRP Merger Sub will merge with and into Atlas Pipeline, with Atlas Pipeline being the surviving entity following such merger.

“Applicable Percentage” means, with respect to any Lender for any Class of Loans or Commitments, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Commitments (or, if no Commitments are then outstanding, the Loans) of such Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Commitments (or, if no Commitments are then outstanding, the Loans) under the applicable Class of all Lenders under such Class; provided that, when there is a Defaulting Lender, any such Defaulting Lender’s Commitments and Loans shall be disregarded in any such calculations.

“Applicable Period” has the meaning specified in the definition of “Applicable Rate.”

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to the Term Loans made on the Closing Date, 4.75% for Eurodollar Rate Loans and 3.75% for Base Rate Loans;

(b) with respect to Revolving Credit Loans made under the Revolving Credit Facility, (i) until delivery of financial statements for the fiscal quarter ending June 30, 2015, (A) for Eurodollar Rate Loans, 2.75% and (B) for Base Rate Loans, 1.75%, and (ii) thereafter, the percentages per annum set forth in the table below, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a); and

(c) with respect to commitment fees (“Commitment Fees”) payable pursuant to Section 2.09(a) with respect to the Revolving Credit Facility, (i) until delivery of financial statements for the fiscal quarter ending June 30, 2015, 0.500%, and (ii) thereafter, the percentages per annum set forth in the table below, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans	Commitment Fee
1	> 4:00	2.75%	1.75%	0.500%
2	> 3:50 but < 4.00	2.50%	1.50%	0.500%
3	> 3.00 but < 3.50	2.25%	1.25%	0.375%
4	> 2.50 but < 3.00	2.00%	1.00%	0.375%
5	< 2.50	1.75%	0.75%	0.375%

With respect to clauses (b) and (c) above, any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that (x) at the option of the Administrative Agent or Required Revolving Lenders, the Applicable Rate for Revolving Credit Loans made under the Revolving Credit Facility shall be determined by reference to Pricing Level 1 as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Applicable Rate shall be otherwise determined in accordance with clause (b)) and (y) at the option of the Administrative Agent or Required Revolving Lenders, the Applicable Rate for Commitment Fees shall be 0.500% as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Applicable Rate shall be otherwise determined in accordance with clause (c)).

In the event that any financial statements under Section 6.01 or a Compliance Certificate is shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered prior to the date on which all Loans have been repaid and all Commitments have been terminated, and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until demand is made for such payment pursuant to clause (iii) above and accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to the date that is five (5) Business Days following such demand.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Bank of America, RBS Securities Inc., and Wells Fargo Securities, LLC.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent; provided that, with respect to any assignment to the Borrower or any Restricted Subsidiary, the assignment and assumption shall be substantially in the form of Exhibit E-2 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Atlas Pipeline” means Atlas Pipeline Partners, L.P., a Delaware limited partnership.

“Atlas Pipeline Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of August 28, 2014, by and among Atlas Pipeline Partners, L.P., as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent for the lenders and as collateral agent for the secured parties.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means (a) the audited consolidated financial statements of the Borrower and its Subsidiaries as of December 31, 2012, December 31, 2013 and December 31, 2014 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such periods of the Borrower and its Subsidiaries, including the notes thereto and (b) the pre-Spin-Off audited consolidated financial statements of the Target and its Subsidiaries as of December 31, 2011, December 31, 2012 and December 31, 2013 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such periods of the Target and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination in full of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the Revolving Credit Commitments pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; and (c) the Eurodollar Rate for an Interest Period of one month commencing on such day (or, if such day is not a Business Day, commencing on the preceding Business Day) plus 1%; provided that (x) the Base Rate for any Term Loans made on the Closing Date shall not be less than 2.00% and (y) in no event shall the Base Rate be less than 0.00% at any time. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Borrowing Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) an Incremental Term Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, as applicable.

“Building” means a “Building” or “Mobile Home”, each as defined in the Flood Insurance Laws.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Call Premium” has the meaning set forth in Section 2.05(d).

“Capital Contribution” means, at the election of TRP GP, any capital contribution made in connection with the Transaction to maintain its 2% general partner interest in TRP.

“Capital Lease” means any lease that has been or should be, in accordance with GAAP, recorded as a capital lease. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease shall be treated as an operating lease for all purposes under this Agreement.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person as of the date of any determination thereof.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at the Administrative Agent in the name of the Administrative Agent and under the control (within the meaning of Section 9-104 or 8-106 of the UCC, as applicable) of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Management Counterparty” means any Person that (a) on the Closing Date is an Agent, a Lender or an Affiliate of an Agent or a Lender that is owed any Cash Management Obligations by any Loan Party or Restricted Subsidiary thereof or (b) is an Agent, a Lender or an Affiliate of an Agent or a Lender at the time any Loan Party or Restricted Subsidiary thereof becomes obligated to such Person with respect to any Cash Management Obligations.

“Cash Management Obligations” means obligations owed by any Loan Party to any Agent or Lender or any Affiliate of an Agent or Lender on the Closing Date or at the time any such obligations in respect of any overdraft and liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds were provided to such Loan Party.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the earlier to occur of:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding any employee benefit plan of such person and its Subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan)), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than forty percent (40%) of outstanding Voting Stock of the Borrower; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower shall cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class” (a) as to any Loan, means its status as a Revolving Credit Loan, Swing Line Loan, Term Loan, Incremental Term Loan (of a specified tranche), Extended Term Loan,

extended Loan pursuant to Extended Revolving Credit Commitments, or any Loan under a Refinancing Term Facility or Refinancing Revolving Facility, as applicable, and (b) with respect to any Commitment, means its status as a Revolving Credit Commitment, a Term Loan Commitment, an Incremental Term Loan Commitment (of a specified tranche), an Extended Revolving Credit Commitment or commitment in respect of Extended Term Loans, a Refinancing Revolving Facility or Refinancing Term Facility.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property of any kind that is subject to a Lien in favor of Secured Parties (or in favor of the Administrative Agent or the Collateral Agent for the benefit of Secured Parties) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case granted or created to secure all or part of the Obligations.

“Collateral Agent” means Bank of America, acting through one or more of its branches or Affiliates, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Commitment” means, as to each Lender, its Revolving Credit Commitment, Term Loan Commitment and Incremental Term Loan Commitment, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated EBITDA; provided that, if, during such period ending on the date for which Consolidated EBITDA is determined, the Borrower or any Restricted Subsidiary shall have made any Pro Forma Transaction, Consolidated Adjusted EBITDA shall mean Consolidated EBITDA calculated on a Pro Forma Basis.

For purposes of calculating the Consolidated Leverage Ratio: (i) Consolidated Adjusted EBITDA for the Test Period ending June 30, 2015 shall equal Consolidated Adjusted EBITDA for the fiscal quarter ending on such date multiplied by four; (ii) Consolidated Adjusted EBITDA for the Test Period ending September 30, 2015 shall equal Consolidated Adjusted EBITDA for the two fiscal quarter period ending on such date multiplied by two; and (iii) Consolidated Adjusted EBITDA for the Test Period ending December 31, 2015 shall equal Consolidated Adjusted EBITDA for the three fiscal quarter period ending on such date multiplied by 4/3.

“Consolidated EBITDA” means, for any period, the sum of the Consolidated Net Income of the Borrower and its Restricted Subsidiaries during such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) all Consolidated Interest Expense for such period, (ii) all Federal, state, local and foreign income taxes (including any franchise taxes to the extent based upon net income) for such period, (iii) all depreciation, amortization (including amortization of goodwill, debt issue costs and amortization under FAS Rule 123) and other non-cash charges, any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, any unusual or nonrecurring charges and any non-cash gains (or losses) resulting from mark to market activity (as a result of the implementation of Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities,” and not treating write-downs or write-offs of receivables as non-cash charge) for such period and (iv) all fees, costs and expenses incurred in connection with the Transaction and minus (b) the following to the extent included in calculating such Consolidated Net Income, (i) all Federal, state, local and foreign income tax credits for such period, (ii) all non-cash items of income (other than account receivables and similar items arising from the normal course of business and reflected as income under accrual methods of accounting consistent with past practices) for such period and (iii) any cash expenditures in respect of non-cash charges added back to any previous period pursuant to clause (a)(iii) above.

“Consolidated Funded Indebtedness” means, as of any date of determination, without duplication, an amount not less than zero equal to (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases and debt obligations evidenced by promissory notes or similar instruments (or Guarantees of any of the foregoing), minus (b) the aggregate amount of cash and cash equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens and Liens permitted by clause (a) or (l) of Section 7.01) included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date. Without limitation on the foregoing, Consolidated Funded Indebtedness shall not include (i) any letters of credit and (ii) obligations under any Swap Contracts or other hedging agreements.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of the interest expense (including that attributable to Capital Leases), net of interest income, of the Borrower and its Restricted Subsidiaries (plus the Borrower’s and its Restricted Subsidiaries’ pro rata share of the consolidated interest expense (including that attributable to Capital Leases)), determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination (a) Consolidated Funded Indebtedness on such date of determination to (b) Consolidated Adjusted EBITDA for the Test Period ending on, or (other than for purposes of Section 7.11) most recently ended prior to, such date.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (d) gains and losses on Dispositions outside the ordinary course of business. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, as a result of any Acquisition or the amortization or write-off of any amounts thereof. There also shall be excluded from Consolidated Net Income for any period any net income (loss) of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends, distributions or other payments from such Person that are actually paid in cash (or to the extent promptly converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Increase” has the meaning specified in Section 2.14(a).

“Cure Amount” has the meaning specified in Section 8.05(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(ii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Loan Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate with respect to Eurodollar Rate Loans plus 2% per annum.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Designated Jurisdiction” has the meaning specified in Section 5.20.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” or “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interest to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash which cannot be converted into payments in kind or which the failure to pay would create a default under the documentation governing the terms of such Equity Interests that would require the issuer thereof to purchase, redeem or otherwise make payments in respect of such Equity Interests whether at the option of the holder of such Equity Interests or otherwise, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount of the voluntary or involuntary liquidation preference and other amounts that the Loan Parties and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, in each case, plus accrued and unpaid dividends thereon.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Lender” means any Lender that is not a Foreign Lender.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Equity Interests” means all shares of capital stock or other Equity Interests of whatever class of any First-Tier Foreign Subsidiary that are owned by the Borrower or any Guarantor, in each case together with any certificates evidencing the same, excluding, however, all shares of capital stock or other Equity Interests of such First-Tier Foreign Subsidiary which represent in excess of 65% of the combined voting power of all classes of the Equity Interests of such First-Tier Foreign Subsidiary.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, authorizations, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower, any other Loan Party or any of their respective Subsidiaries (whether imposed by Law or imposed or assumed by any contract, agreement or other consensual arrangement or otherwise), and directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the release or threatened release of any Hazardous Materials into the environment.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For the avoidance of doubt, IDRs shall be deemed to be Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) (or a comparable or successor rate that is approved by the Administrative Agent and agreed to by the Borrower), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided further that, notwithstanding anything else to the contrary contained herein, (a) the Eurodollar Rate for any Term Loan made on the Closing Date shall not be less than 1.00% and (b) in no event shall the Eurodollar Rate be less than 0.00% at any time.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Collateral” means any of the following assets now owned or hereafter acquired by the Borrower or any Guarantor: (a) Equity Interests in joint ventures (excluding Wholly Owned Subsidiaries) owned by the Borrower or any Restricted Subsidiary, to the extent a pledge thereof would violate or require the consent of a counterparty under the relevant joint venture arrangements, (b) vehicles, (c) interests in real property other than Material Leases, Material Fee Owned Properties and Material Pipelines, (d) assets to which the granting or perfecting a security interest would violate any applicable Law, (e) any lease, license or other agreement to the extent the grant of a security interest therein would result in an invalidation thereof or constitute a breach or violation of such agreement (except to the extent such non-assignment provisions are unenforceable under the UCC), (f) any assets in respect of which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost of providing or obtaining a security interest in such assets is excessive in relation to the value of the security to be afforded thereby or obtaining such a security interest is not commercially practicable, (g) any asset of any Subsidiary that is not a Guarantor, (h) Equity Interests of any Foreign Subsidiary of the Borrower or any Guarantor that are not Eligible Equity Interests and (i) any “intent-to-use” trademark applications for which a statement of use has not been filed with and duly accepted by the United States Patent and Trademark Office (but only until such statement is filed and accepted).

“Excluded Subsidiary” means (a) any Subsidiary that is (i) not a Wholly Owned Subsidiary, (ii) an Unrestricted Subsidiary or (iii) an Immaterial Subsidiary, (b) each Restricted Subsidiary listed on Schedule 1.01 hereto, (c) any Restricted Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (d) any Subsidiary that is a Domestic Subsidiary but is also a direct or indirect Subsidiary of a Foreign Subsidiary, (e) any Subsidiary that is a Foreign Subsidiary and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders or any other Secured Party therefrom; provided, however, that in no event shall any Subsidiary that is required to deliver a mortgage under Section 6.12 constitute an Excluded Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office in, or in the case of any Lender having its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Foreign Administrative Agent, U.S. federal withholding Taxes imposed on amounts payable (i) to or for the account of such Lender or Administrative Agent with respect to an applicable interest in a Loan or Commitment or (ii) to the Administrative Agent for its own account, in each case, pursuant to a law in effect on the date on which (A) such Lender or Administrative Agent acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06), (B) such Lender changes its applicable Lending Office or (C) the Administrative Agent becomes a party to this Agreement, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s or Administrative Agent’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable Lending Office, (c) Taxes attributable to such recipient’s failure to comply with Section 3.01(e) and Section 3.01(g) and (d) any United States federal withholding tax imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 3, 2012 (as amended, restated, supplemented or otherwise modified prior to the Closing Date), among the Borrower, each lender from time to time party thereto and Deutsche Bank Trust Company Americas, as administrative agent, collateral agent, swing line lender and l/c issuer.

“Extended Term Loans” has the meaning specified in Section 2.15(a).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extending Lender” has the meaning specified in Section 2.15(a).

“Extending Revolving Lender” has the meaning specified in Section 2.15(a).

“Extending Term Lender” has the meaning specified in Section 2.15(a).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Amendment” has the meaning specified in Section 2.15(c).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of or at the direction of any Person as proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and any other cash payments, in each case, in respect of casualty events and condemnation awards (and payments in lieu thereof).

“Facilities” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Incremental Term Loan Facilities, any Refinancing Revolving Facility (if applicable) and any Refinancing Term Facility (if applicable), in each case, after giving effect to any applicable Extension.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” mean each of (a) that certain Project Atlantis Fee Letter, dated October 13, 2014, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as supplemented by that certain Project Atlantis Joinder to Commitment Letter and Fee Letter, dated October 31, 2014, among the Borrower, the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Royal Bank of Scotland plc, RBS Securities Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, ING Capital LLC and MUFG Union Bank, N.A. and (b) that certain Project Atlantis Fee Letter, dated October 13, 2014, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Financial Covenant” means the covenant set forth in Section 7.11.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is a direct Subsidiary of the Borrower or any Guarantor.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) any regulations promulgated under any of the foregoing statutes (including, without limitation, any applicable flood regulations promulgated by the FRB).

“Foreign Administrative Agent” means any Administrative Agent that is not a U.S. Person.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary and any Domestic Subsidiary substantially all of the assets (held directly or indirectly) of which are Equity Interests (or Equity Interests and debt interests) in Subsidiaries that are not Domestic Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement made by the Borrower and the Guarantors in favor of the Collateral Agent, for the benefit of the L/C Issuers, the Lenders and the other Secured Parties, substantially in the form of Exhibit F.

“Guarantors” means, collectively, each Restricted Subsidiary of the Borrower that has become party to the Guarantee Agreement on the Closing Date or at any time thereafter, including pursuant to the requirements of Section 6.12, that has not been released from the Guarantee Agreement; provided, however, that no Foreign Subsidiary shall be a Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IDR” means incentive distribution rights with respect to TRP or any other master limited partnership.

“Immaterial Subsidiary” means any one or more Restricted Subsidiary that is a Domestic Subsidiary of the Borrower or any of its Restricted Subsidiaries that, together with all other such Restricted Subsidiaries that have not executed and delivered the Guarantee Agreement, contribute less than 0.5% of Consolidated Net Tangible Assets and contribute less than 5 % to Consolidated EBITDA.

“Impacted Lender” means any Lender (a) that has given verbal or written notice to the Borrower, the Administrative Agent, any L/C Issuer or any other Lender or has otherwise announced that such Lender believes it will fail, or that fails, to comply with its obligations under this Agreement to make available its portion of any incurrence of Loans or reimbursement obligations under this Agreement in circumstances where such non-compliance would constitute a breach of such Lender’s obligations hereunder, (b) with respect to which one or more Lender-Related Distress Events have occurred or (c) that is a Defaulting Lender. Any determination by the Administrative Agent that a Lender is an Impacted Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be an Impacted Lender (subject to Section 2.03(a)(ix)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender.

“Incremental Amendment” has the meaning specified in Section 2.14(b).

“Incremental Equivalent Notes” means secured or unsecured notes issued by the Borrower; provided that (a) the aggregate outstanding principal amount of all Incremental Equivalent Notes shall not exceed (x) the sum of $200 million plus the amount of all voluntary prepayments applied to the principal amount of the Term Loans (less the aggregate principal amount of all Credit Increases made under the Term Loan Free and Clear Basket) plus (y) an unlimited amount so long as on the date of incurrence thereof, the Borrower is in compliance on a Pro Forma Basis as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.02(a) with a Consolidated Leverage Ratio of no greater than 4.00:1.00, (b) such Indebtedness does not mature on or prior to the date that is 91 days after the Latest Maturity Date in effect at the time such Incremental Equivalent Notes are issued, (c) to the extent secured, such Indebtedness is secured by all or a portion of the Collateral on a pari passu basis or a junior Lien basis with the Obligations and is not secured by any Lien on any asset that does not also secure the Obligations, (d) such Indebtedness is not guaranteed by any Person other than the Guarantors, (e) such Indebtedness does not require any mandatory prepayments to be made except to the extent required to be applied pro rata to the Term Loan Facility and any Incremental Term Loan Facility and any other Indebtedness (other than the Revolving Credit Facility) that is secured on a pari passu basis with the Term Loan Facility and (f) (x) if secured by all or a portion of the Collateral on a pari passu basis with the Obligations, such Indebtedness shall be subject to the Pari Passu Intercreditor Agreement and, if then in effect, the Second Lien Intercreditor Agreement and (y) if secured by all or a portion of all of the Collateral on a basis junior to the Obligations, such Indebtedness shall be subject to the Second Lien Intercreditor Agreement.

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.14(b).

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.

“Incremental Term Loan Commitment” means the commitment of any Lender to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Facility” means, at any time, the Incremental Term Loan Commitments of a given Class at such time (or, if the Incremental Term Loan Commitments of a given Class have terminated, the sum of all Incremental Term Loans outstanding at such time that were funded in connection with such Incremental Term Loan Commitments).

“Incremental Term Loan Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Amendment (as such date may be extended pursuant to Section 2.15).

“Incremental Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Amendment (as such dates may be extended or modified pursuant to Section 2.15).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bonds, industrial development bonds and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations of such Person;

(g) all obligations of such Person with regards to Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) if and to the extent such Indebtedness is limited in recourse to the property encumbered, the fair market value of the property encumbered thereby as determined by such Person in good faith.

Notwithstanding the foregoing, Indebtedness will be deemed not to include Indebtedness of an MLP GP with respect to Indebtedness of the applicable MLP arising by operation of law due to such MLP GP’s position as a general partner of such MLP (or corresponding Indebtedness of any general partner of such MLP GP arising by operation of law due to such entity’s position as a general partner of such MLP GP); provided, however, that such Indebtedness is non-recourse to the Borrower and its Restricted Subsidiaries (other than such MLP GP and, if such MLP GP is a limited partnership, the general partner of such MLP GP).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercreditor Agreement” means a Pari Passu Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate

Loan and ending on the date one, two, three or six months, or if agreed by all applicable Lenders, twelve months, thereafter, as selected by the Borrower in its Borrowing Notice or such other period that is twelve months or less requested by the Borrower and consented to by all applicable Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets that constitute a business unit, line of business or division of another Person.

“Investment Increase” has the meaning specified in Section 6.14(b).

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Request and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest of (a) any Incremental Term Loan Maturity Date, (b) the Term Loan Maturity Date, (c) the Revolving Loan Maturity Date, (d) any Refinancing Revolving Facility Maturity Date, (e) any Refinancing Term Facility Maturity Date or (f) any maturity or expiration date of any Extended Term Loans or Extended Revolving Credit Commitments at such time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a (or with a) Revolving Credit Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided, that with the consent of the applicable Revolving Credit Lender being so designated, the Borrower may designate one or more additional Revolving Credit Lenders as L/C Issuers hereunder. Any reference herein to “the L/C Issuer” shall, as the context requires, refer to the entity that is the issuer of a specified Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Default” means, with respect to any given Lender, (a) the wrongful failure to fund any portion of the Loans, L/C Advances or participations in Swing Line Loans required to be funded by such Lender hereunder within two Business Days of the date required to be funded by such Lender hereunder, unless such failure has been cured or such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) the failure to pay over to the Administrative Agent or any other Lender any other amount required to be paid by such Lender hereunder within two Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) such Lender has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that there shall cease to be a Lender Default pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) such Lender has admitted in writing that such Lender is insolvent or such Lender becomes subject to a Lender-Related Distress Event; provided that for purposes of (and only for purposes of) Section 2.03(a)(iv)(F) and any documentation entered into pursuant thereto (and the term “Impacted Lender” as used therein), the term “Lender Default” shall also include, as to any Revolving Credit Lender, any previously cured Lender Default of such Revolving Credit Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days.

“Lender-Related Distress Event” means, with respect to any given Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including without limitation the nationalization or assumption of ownership or operating control by) the U.S. government or other Governmental Authority, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any Equity Interest in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed so long as, in any such case, such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Expiration Date” means the day that is nine days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Request” has the meaning specified in Section 2.03(b)(i).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) but excluding any right of first refusal. For the avoidance of doubt, “Lien” shall not be deemed to include any license or sublicense of IP Rights.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, Term Loan, Incremental Term Loan or Swing Line Loan and any Extended Loans contemplated by Section 2.15 or any extension of credit in the form of loans constituting Refinancing Debt.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Security Documents, (d) each Letter of Credit Request, (e) the Pari Passu Intercreditor Agreement (if any), (f) the Second Lien Intercreditor Agreement (if any) and (g) the Fee Letters.

“Loan Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Acquisition” means any of the following having a fair market value in excess of $10,000,000: (a) any acquisition of or Investment in any Acquired Entity or Business, and (b) all mergers and consolidations of the type referred to in Sections 7.05(d) and (e) that are in furtherance of an Acquisition by the Borrower or a Restricted Subsidiary.

“Material Acquisition or Disposition” means, collectively, a Material Acquisition or a Material Disposition.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents taken as a whole.

“Material Disposition” means any of the following having a fair market value in excess of $10,000,000: (a) the Disposition of any assets (including Equity Interests) by the Borrower or any of its Restricted Subsidiaries, and (b) all mergers and consolidations of the type referred to in Sections 7.05(d) and (f) that are in furtherance of a Disposition by the Borrower or a Restricted Subsidiary.

“Material Fee Owned Property” means any real property owned in fee by the Borrower or any Restricted Subsidiary (a) listed on Schedule 5.19 or (b) with respect to real property acquired after the Closing Date, with a book value at the date of (and after giving effect to) such acquisition in excess of $40,000,000; provided that, if any real property owned in fee by a Loan Party does not constitute a Material Fee Owned Property but the Administrative Agent reasonably determines that such real property is material (as a result of expansion thereof or capital improvements thereto) and notifies the Borrower of such determination, then such real property shall become a Material Fee Owned Property unless the Borrower certifies to the Administrative Agent that the book value thereof is not more than $40,000,000.

“Material Indebtedness” means Indebtedness (other than Indebtedness incurred under this Agreement), or obligations in respect of one or more Swap Contracts, of any one or more Loan Parties or Restricted Subsidiaries in an aggregate principal amount equal to or exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party or any Subsidiary in respect of any Swap Contract at any time shall be the Swap Termination Value.

“Material Leases” means (a) the leases listed on Schedule 5.19 and (b) any lease with respect to real property, other than office space, leased by a Loan Party, in each case requiring aggregate annual rental payments in excess of $5,000,000.

“Material Pipelines” means (a) the pipelines and gathering systems described on Schedule 5.19 and (b) any pipelines and gathering systems acquired by a Loan Party after the Closing Date, with a book value at the date of (and after giving effect to) such acquisition in excess of $40,000,000; provided that, if any pipelines or gathering systems owned by a Loan Party do not constitute a Material Pipeline but the Administrative Agent reasonably determines that such pipelines or gathering systems are material (as a result of expansion thereof or capital improvements thereto) and notifies the Borrower of such determination, then such pipelines or gathering systems shall become a Material Pipeline unless the Borrower certifies to the Administrative Agent that the book value thereof is not more than $40,000,000.

“Maturity Date” means an Incremental Term Loan Maturity Date, the Term Loan Maturity Date, the Revolving Loan Maturity Date, a Refinancing Term Facility Maturity Date, a Refinancing Revolving Facility Maturity Date or the final maturity date of an Extension, as the context shall require.

“Minimum Extension Commitment” has the meaning specified in Section 2.15(b).

“MLP” means (a) TRP and (b) any other master limited partnership that is not a Restricted Subsidiary that is formed or acquired as permitted by this Agreement by the Borrower or a Restricted Subsidiary.

“MLP GP” means (a) TRP GP and (b) any other Subsidiary of the Borrower that is the general partner of a master limited partnership and is formed or acquired as permitted by this Agreement by the Borrower or a Restricted Subsidiary for the purpose of being the general partner of any MLP that is Controlled by the Borrower or a Restricted Subsidiary.

“MLP GP Units” means any Equity Interests of an MLP GP.

“MLP Subsidiary” means any Subsidiary of an MLP.

“MLP Units” means any Equity Interests (other than IDRs) of an MLP.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any Restricted Subsidiary, or any Extraordinary Receipt received by or paid to or for the account of or at the direction of the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid and is repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such transaction, (C) Taxes reasonably estimated to be paid or payable by the Borrower or any Restricted Subsidiary as a result thereof; provided that if the amount of any estimated Taxes pursuant to this subclause (C) exceeds the amount of Taxes actually required to be paid in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) cash reserves for adjustments in respect of the sale price of such asset, established in accordance with GAAP; provided that to the extent and at the time that any such amounts are released from such reserve (other than for application to such sale price), such amounts shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Restricted Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts, fees and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders (or all Lenders or all affected Lenders of a given Class) in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders (or the Required Revolving Lenders or Required Class Lenders (as applicable)).

“Note” means a Term Loan Note, Revolving Credit Note or Swing Line Note, as the context may require.

“Obligations” means all (a) Loan Obligations, (b) Secured Swap Obligations and (c) Cash Management Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer Date” has the meaning specified in Section 2.05(b)(ii).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any recipient of any payment under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit K-1 or such other form as is reasonably acceptable to the Collateral Agent.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of TRP dated February 14, 2007, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Partnership SEC Documents” has the meaning specified in Section 4.01(h).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Collateral Liens” means (a) in the case of Collateral other than Equity Interests, Permitted Liens, and (b) in the case of Collateral consisting of Equity Interests, (i) non-consensual Permitted Liens and (ii) Permitted Liens described in Section 7.01(a), Section 7.01(c), Section 7.01(h), Section 7.01(j), Section 7.01(m)(ii), Section 7.01(r), Section 7.01(s), Section 7.01(t) and Section 7.01(u).

“Permitted Liens” means any Lien permitted to exist under Section 7.01.

“Permitted Prior Liens” means Permitted Liens other than those described in Section 7.01(a), Section 7.01(r), Section 7.01(s), and Section 7.01(t).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof and after giving effect thereto, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(f), 7.03(h) or 7.03(o) (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least three Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such three Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, and to be executed and delivered by the Borrower and the other Pledgors in favor of the Collateral Agent, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time, including, without limitation, by any supplement thereto executed and delivered after the Closing Date pursuant to Section 6.12 in order to (a) effect the joinder of any additional Subsidiary or (b) subject thereto any additional Equity Interests.

“Pledgors” means the Borrower, each Guarantor, and each of the Restricted Subsidiaries from time to time parties to the Pledge and Security Agreement.

“Prepayment Offer Trigger Event” has the meaning specified in Section 2.05(b)(ii).

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made by giving pro forma effect to each Pro Forma Transaction occurring during such period (or, in the case of any transaction the permissibility of which is conditioned on compliance on a Pro Forma Basis with any financial condition, occurring since the first day of such period and after giving effect to such transaction and to all other Pro Forma Transactions to occur in connection therewith) as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail by a Responsible Officer of the Borrower in good faith in the relevant compliance certificate, financial statement or other document provided to the Administrative Agent including cost savings that the Borrower reasonably and in good faith believes will be realized in connection with such Pro Forma Transaction within one year after the applicable Pro Forma Transaction (it being understood that (a) for purposes of any transfer of any assets of the Borrower or a Restricted Subsidiary to any MLP, the Borrower (i) shall not assume any increased distribution with respect to any Equity Interests in such MLP owned by the Borrower or any Restricted Subsidiary prior to such transfer as a result of such transfer and (ii) may give effect to distributions that would have been received on additional Equity Interests received by the Borrower or any Restricted Subsidiary as consideration for such transfer as though such Equity Interests had been owned for the relevant period and (b) in connection with any Acquisition, the Borrower may give effect to distributions that would have been received on additional Equity Interests received by the Borrower or any Restricted Subsidiary in connection with such Acquisition as though such Equity Interests had been owned for the relevant period).

“Pro Forma Transaction” means any Material Acquisition or Disposition, the designation of a Subsidiary as either an Unrestricted Subsidiary or a Restricted Subsidiary, the making of any Investment pursuant to Section 7.02(l) or (m) or Restricted Payment pursuant to Section 7.07(g) or any incurrence or repayment of Indebtedness outside the ordinary course of business.

“Pro Rata Share” means, with respect to each Revolving Credit Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving Credit Commitments at such time; provided that if the Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Revolving Credit Lender shall be determined based on the Pro Rata Share of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Qualified Equity Interests” means any Equity Interests of the Borrower that are not Disqualified Equity Interests.

“Refinancing” means, collectively, the repayment in full of all Indebtedness under, termination of all commitments in respect of, and release of all guarantees and security interests associated with each of (a) the Existing Credit Agreement and (b) the Atlas Pipeline Credit Agreement.

“Refinancing Debt” means, collectively, any Refinancing Term Facility and any Refinancing Revolving Facility.

“Refinancing Notes” means one or more series of senior unsecured notes or loans, or senior secured notes or loans secured by all or a portion of the Collateral on a pari passu basis with the Liens securing the Obligations or senior secured notes or loans secured by all or a portion of the Collateral on a junior basis to the Liens securing the Obligations, in each case issued by the Borrower the proceeds of which will be used to prepay Term Loans pursuant to Section 2.05(b)(i); provided that, (a) if such Refinancing Notes shall be secured, then (i) such Refinancing Notes shall not be secured by any asset that did not secure the Term Loans being refinanced, unless such asset also secures the Obligations, and (ii) such Lien shall be permitted pursuant to and subject to the terms of Section 7.01(t); (b) no Refinancing Notes shall (i) mature prior to the date that is 91 days after the Latest Maturity Date in effect at such time such Refinancing Notes are issued or (ii) be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary mandatory redemption or prepayment events relating to assets sales, casualty events and change of control and customary acceleration rights after an event of default); and (c) no Refinancing Notes shall be guaranteed by any Person other than the Guarantors.

“Refinancing Revolving Facility” means any one or more revolving credit facilities under this Agreement used to refinance the Revolving Credit Facility, or any Refinancing Revolving Facility, as applicable, in whole or part, from time to time.

“Refinancing Revolving Facility Maturity Date” means the applicable maturity or expiration date of a Refinancing Revolving Facility.

“Refinancing Term Facility” means any one or more term loan facilities under this Agreement used to refinance the Term Loan Facility, any Incremental Term Facility or any Refinancing Term Facility, as applicable, in whole or part, from time to time.

“Refinancing Term Facility Maturity Date” means the applicable maturity or expiration date of a Refinancing Term Facility.

“Rejection Notice” has the meaning specified in Section 2.05(b)(ii).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates, controlling Person and controlled Affiliates and the partners, directors, officers, employees, agents, advisors and other representatives of such Person and of such Person’s Affiliates, controlling Person or controlled Affiliates, and the successors and permitted assigns of any of the foregoing.

“RemainCo” means Target after giving effect to the Spin-Off.

“Repricing Transaction” means, other than in connection with a transaction resulting in or triggering a Change of Control, (a) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement Indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but not arrangement, structuring, syndication or other payments or fees that are not shared with all applicable lenders) less than the “effective yield” applicable to the Term Loans subject to such event (as such comparative yields are reasonably determined by the Administrative Agent) and (b) any amendment to this Agreement or the other Loan Documents which reduces the “effective yield” applicable to all or a portion of the Term Loans.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived by regulation.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, Term Loans or Incremental Term Loans, a Borrowing Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Request and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means, as of any date of determination, (a) with respect to Term Loans, Term Loan Lenders having more than 50% of all Term Loans outstanding; provided that, the Term Loans held or deemed held by any Impacted Lender shall be excluded for purposes of making a determination of Required Class Lenders with regards to Lenders holding Term Loans and (b) with respect to Revolving Credit Loans, Required Revolving Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of all Loans outstanding, L/C Obligations and unused Commitments; provided that the Loans, L/C Obligations and unused Commitments held or deemed held by any Impacted Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of all Revolving Credit Commitments or, after the Revolving Credit Commitments have terminated, more than 50% of all Revolving Credit Exposures; provided that, the Revolving Credit Commitments held or deemed held by any Impacted Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, chief accounting officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.14(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed (in the aggregate) the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment”, in an Incremental Amendment and/or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including any increase pursuant to Section 2.14).

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the Aggregate Revolving Credit Commitments at such time (or, if the Aggregate Revolving Credit Commitments have terminated, the total Revolving Credit Exposure of all Revolving Credit Lenders at such time).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or Revolving Credit Exposure at such time.

“Revolving Credit Loans” means the revolving credit loans made by the Lenders to the Borrower pursuant to Section 2.01(a) (including after a Revolving Commitment Increase pursuant to Section 2.14).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Loan Maturity Date” means February 27, 2020 (as such date may be extended pursuant to Section 2.15); provided however, that if such date is not a Business Day, the Revolving Loan Maturity Date shall be the next preceding Business Day.

“Sanctions” has the meaning specified in Section 5.20.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit K-2 or such other form as is reasonably acceptable to the Collateral Agent.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) the L/C Issuers, (d) the Lenders, (e) any Swap Counterparty that is a party to a Secured Swap Agreement, (f) any Cash Management Counterparty, and (g) each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.05.

“Secured Swap Agreement” means any Swap Contract that (a) is permitted under Article VII and (b) is by and between any Loan Party and any Swap Counterparty.

“Secured Swap Obligations” means all obligations of the Loan Parties arising from time to time under Secured Swap Agreements.

“Security Documents” means, collectively, the Pledge and Security Agreement, each of the mortgages, collateral assignments, security agreements, pledge agreements, supplements to any of the foregoing or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, the Guarantee Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of an Agent for the benefit of the Secured Parties.

“Similar Business” means any business conducted by the Borrower and any of its Restricted Subsidiaries or the MLP on the Closing Date (after giving effect to the Acquisition Transaction and the Simultaneous Merger) or any business that is similar, reasonably related, incidental or ancillary thereto, including, for the avoidance of doubt, the gathering, treating, processing, storing, transportation and marketing of oil, natural gas, natural gas liquids and related products.

“Simultaneous Merger” means, substantially concurrently with the Acquisition Transaction, the merger of TRP Merger Sub with and into Atlas Pipeline, with Atlas Pipeline being the surviving entity following the merger, pursuant to the APL Merger Agreement, as a result of which Atlas Pipeline will become a Wholly Owned Subsidiary of TRP.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair salable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” means a certificate substantially in the form of Exhibit L.

“Specified Acquisition Agreement Representations” means such of the representations made by Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its Affiliates have the right to terminate the Borrower’s obligations under the Acquisition Agreement or to decline to consummate the Acquisition Transaction as a result of a breach of such representations in the Acquisition Agreement.

“Specified Acquisition Period” means a period elected by the Borrower that commences on the date elected by the Borrower, by notice to the Administrative Agent, following the occurrence of a Material Acquisition and ends on the earliest of (a) the last day of the second full fiscal quarter occurring after the consummation of such Material Acquisition or (b) the date designated by the Borrower as the termination date of such Specified Acquisition Period.

“Specified Representations” means the representations and warranties set forth in Section 5.01(a) (other than with respect to good standing) and (b)(2), Section 5.02(a) and (b)(i) (with respect to Material Indebtedness only), Section 5.04, Section 5.13, Section 5.18, Section 5.20 and Sections 2.03(g) and 3.02(c) of the Pledge and Security Agreement.

“Spin-Off” means the spin-off transaction completed by Target of all of the Spin-Off Companies (as defined in the Acquisition Agreement as in effect on the date hereof) to existing unitholders of Target pursuant to the terms of the Acquisition Agreement prior to the consummation of the Acquisition Transaction.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person. Unless the context otherwise requires, references to a Subsidiary in this Agreement refer to a Subsidiary of the Borrower. Notwithstanding the foregoing, no MLP (or any Subsidiary of any MLP) will be considered to be a Subsidiary of the Borrower unless the Borrower or its Restricted Subsidiaries hold, directly or indirectly, a majority of the economic interests of all Equity Interests of such MLP (or such Subsidiary of such MLP).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, commodity futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to transactions of the type described in clause (a) above (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Counterparty” means, in each case in its capacity as a party to a Swap Contract, any Person that is an Agent, a Lender or an Affiliate of an Agent or a Lender on the Closing Date or at the time such Swap Contract is entered into.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the fair value(s) for such Swap Contracts, as determined in accordance with GAAP.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electric platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-2, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the Aggregate Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Target” means Atlas Energy, L.P., a Delaware limited partnership.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each applicable Term Loan Lender.

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Term Loan Commitments of all Term Loan Lenders shall be $430,000,000 on the Closing Date.

“Term Loan Exposure” means, as to each Term Loan Lender, the sum of the outstanding principal amount of such Term Loan Lender’s Term Loans at such time.

“Term Loan Facility” means, at any time, the Term Loan Commitments at such time (or, if the Term Loan Commitments have terminated, the total Term Loan Exposure at such time).

“Term Loan Free and Clear Basket” has the meaning specified in Section 2.14.

“Term Loan Lenders” means, at any time, any Lender that has a Term Loan Commitment or Term Loan Exposure at such time.

“Term Loan Maturity Date” means February 27, 2022 (as such date may be extended pursuant to Section 2.15); provided however, that if such date is not a Business Day, the Term Loan Maturity Date shall be the next preceding Business Day.

“Term Loan Note” means a promissory note of the Borrower payable to any Term Loan Lender or its registered assigns, in substantially the form of Exhibit C-3, evidencing the aggregate Indebtedness of the Borrower to such Term Loan Lender resulting from the Term Loans made by such Term Loan Lender.

“Term Loan Repayment Date” has the meaning specified in Section 2.07(c).

“Term Loans” means the term loans made by the Lenders to the Borrower pursuant to (a) Section 2.01(b) and (b) to the extent part of the same tranche of Term Loans as described in clause (a), Section 2.14 and the applicable Incremental Amendment.

“Test Period” means, for any determination under this Agreement, a period of four consecutive fiscal quarters of the Borrower.

“Threshold Amount” means $75,000,000.

“Transaction” means the Credit Extensions made on the Closing Date pursuant to the terms and conditions of this Agreement, the consummation of the Acquisition Transaction, the Simultaneous Merger, the Refinancing and the Capital Contribution (if applicable), and the payment of fees and expenses in connection with the foregoing.

“TRP” means Targa Resources Partners LP, a Delaware limited partnership.

“TRP GP” means Targa Resources GP LLC, a Delaware limited liability company and the general partner of TRP.

“TRP Merger Sub” means Trident MLP Merger Sub LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of TRP.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by a Responsible Officer of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date, (b) any Subsidiary of an Unrestricted Subsidiary and (c) to the extent constituting a Subsidiary, TRP and each of its direct or indirect Subsidiaries; provided that no MLP Units, MLP GP Units, or IDRs owned directly by the Borrower or any Restricted Subsidiary of the Borrower (after giving effect to the Transactions) on the Closing Date will be held at any time on or after the Closing Date by an Unrestricted Subsidiary.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” has the meaning specified in Section 10.18.

“Voting Stock” of any Person means Equity Interests of any class or classes having ordinary voting power for the election of directors or the equivalent governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means any Subsidiary of a Person all of the issued and outstanding Equity Interests of which are directly or indirectly (through one or more Subsidiaries) owned by such Person, excluding directors’ qualifying shares if applicable.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, the treatment of leases for purposes of the definition of Indebtedness and any other financial definition set forth herein shall be in accordance with GAAP as in effect on the Closing Date.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the undrawn stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the undrawn stated amount of such Letter of Credit after giving effect to all such increases, whether or not such stated amount is in effect at such time.

Section 1.07 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or supplementing such Law.

Section 1.08 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as expressly provided herein, including as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.09 Compliance Calculations. To the extent that any transaction under this Agreement requires compliance with a financial level (whether on a Pro Forma Basis or otherwise) as of the last day of the immediately preceding Test Period for which a Compliance Certificate has been delivered and such transaction is to be consummated prior to delivery of the Compliance Certificate for the fiscal quarter ended June 30, 2015, (x) such Test Period shall be deemed to be the most recent Test Period for which financial statements have been delivered pursuant to Section 5.05(b) or Section 6.01, as applicable (whether or not a Compliance Certificate was actually delivered pursuant to Section 6.02(a) in connection therewith), (y) pro forma effect shall be given to the Transactions and (z) if pro forma compliance with the Financial Covenant is required, such compliance shall be determined based on the 4.75 to 1.00 Consolidated Leverage Ratio level.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

(a) Each Revolving Credit Lender severally agrees to make revolving loans denominated in Dollars to the Borrower pursuant to Section 2.02 from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to all the other terms and conditions of this Agreement, Revolving Credit Loans may be repaid under Section 2.05 and reborrowed in accordance with this Section 2.01; provided that the Revolving Credit Loans, if any, shall be repaid in full on the Revolving Loan Maturity Date. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans as provided herein. Notwithstanding anything else contained herein or in any other Loan Document, in no event shall the aggregate amount of Revolving Credit Loans made and Letters of Credit issued or deemed issued on the Closing Date exceed $620,000,000.

(b) Each Term Loan Lender party hereto on the Closing Date severally agrees to make a term loan denominated in Dollars to the Borrower pursuant to Section 2.02 on the Closing Date in an amount not to exceed such Term Loan Lender’s Term Loan Commitment. Term Loans that are repaid or prepaid may not be reborrowed.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or

(B) Borrowing Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Notice. Such notice must be received by the Administrative Agent not later than (i) 12:30 p.m. three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of a Base Rate Loan. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans (other than Swing Line Loans as to which this Section 2.02 shall not apply) shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice shall specify (i) whether the Borrower is requesting a Borrowing (and the Class thereof), a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuations as Eurodollar Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (x) 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice in the case of a Borrowing of Eurodollar Rate Loans or (y) 2:00 p.m. on the Business Day specified in the applicable Borrowing Notice in the case of a Borrowing of Base Rate Loans. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is a Credit Extension on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Borrowing Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to all Eurodollar Rate Loans.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) [Reserved]

(ii) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit upon the request of the Borrower for the account of the Borrower or any Restricted Subsidiary (or, an Unrestricted Subsidiary, an MLP or any Subsidiary of an MLP in respect of general administrative obligations and other corporate activities in the ordinary course of business, including benefits or insurance obligations; provided that the aggregate stated amount of all Letters of

Credit for the account of Unrestricted Subsidiaries, MLPs and Subsidiaries of MLPs shall not exceed $10,000,000 at any time), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any such Person and any drawings thereunder; provided that after taking such Letter of Credit into account, the Revolving Credit Exposure of each Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Notwithstanding anything else contained herein or in any other Loan Document, in no event shall the aggregate amount of Revolving Credit Loans and Letters of Credit issued on the Closing Date exceed $620,000,000.

(iii) No L/C Issuer shall issue, amend or otherwise modify any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iv) No L/C Issuer shall be under any obligation to issue, amend or otherwise modify any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance, amendment or other modification of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F) a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time an Impacted Lender, unless each applicable L/C Issuer has received (as set forth in clause (a)(viii) below) Cash Collateral or similar security satisfactory to such L/C Issuer (in its sole discretion) from either the Borrower or such Impacted Lender or such Impacted Lender’s Pro Rata Share of the L/C Obligations has been reallocated pursuant to clause (a)(viii) below in respect of such Impacted Lender’s obligation to fund under Section 2.03(c); or

(G) the aggregate amount of the L/C Obligations outstanding at such time with respect to Letters of Credit issued by the L/C Issuer would exceed $50,000,000 (or such greater amount with the consent of the L/C Issuer and the Administrative Agent in their sole discretion).

(v) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(vi) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vii) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(viii) In the case where any Revolving Credit Lender is at any time an Impacted Lender, the Borrower and such Impacted Lender each agree, within one Business Day following notice by the Administrative Agent, to cause to be deposited with the Administrative Agent for the benefit of each applicable L/C Issuer, Cash Collateral in the full amount of such Impacted Lender’s Pro Rata Share of the outstanding L/C Obligations; provided that, at the Borrower’s option, the Borrower may, by notice to the Administrative Agent, elect to reallocate all or any part of the Impacted Lender’s Pro Rata Share of the L/C Obligations among all Revolving Credit Lenders that are not Impacted Lenders but only to the extent (x) the total Revolving Credit Exposure of all Revolving Credit Lenders that are not Impacted Lenders plus such Impacted Lender’s Pro Rata Share of the L/C Obligations and any Swing Line Loans, in each case, except to the extent Cash Collateralized, does not exceed the Aggregate Revolving Credit Commitments (excluding the Revolving Credit Commitment of any Impacted Lender except to the extent of any outstanding Revolving Credit Loans of such Impacted Lender), (y) such reallocation does not cause the Revolving Credit Exposure of any non-Impacted Lender to exceed such non-Impacted Lender’s Revolving Credit Commitment and (z) the conditions set forth in Section 4.02 are satisfied at such time (in which case the Revolving Credit Commitments of all Impacted Lenders shall be deemed to be zero (except to the extent Cash Collateral has been posted in respect of any portion of such Impacted Lender’s L/C Obligations or participations in Swing Line Loans) solely for purposes of any determination of the Revolving Credit Lenders’ respective Pro Rata Shares of L/C Obligations (including for purposes of all fee calculations hereunder)). The Borrower and/or such Impacted Lender hereby grant to the Administrative Agent, for the benefit of such L/C Issuer, a security interest in any Cash Collateral and all proceeds of the foregoing with respect to such Impacted Lender’s participations in Letters of Credit deposited hereunder. Such Cash Collateral shall be maintained in blocked deposit accounts at Bank of America and may be invested in cash equivalents reasonably acceptable to the Administrative Agent and the Borrower. If at any time the Administrative Agent determines that any funds held as Cash Collateral under this clause (a)(viii) are subject to any right or claim of any Person other than the Administrative Agent for the benefit of such L/C Issuer or that the total amount of such funds is less than such Impacted Lender’s Pro Rata Share of all L/C Obligations that has not been reallocated as provided above, the Borrower and/or such Impacted Lender will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (I) such Impacted Lender’s Pro Rata Share of all L/C Obligations that have not been so reallocated over (II) the total amount of funds, if any, then held as Cash Collateral in respect thereof under this clause (a)(viii) that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse such L/C Issuer. If the Lender that triggers the Cash Collateral requirement under this clause (a)(viii) ceases to be an Impacted Lender (as determined in accordance with Section 2.03(a)(ix)), or if there are no L/C Obligations outstanding, any funds held as Cash Collateral pursuant to the foregoing provisions shall thereafter be returned to the Borrower or the Impacted Lender, whichever provided the funds for the Cash Collateral, and the Pro Rata Share of the L/C Obligations of each Revolving Credit Lender shall thereafter take into account such Revolving Credit Lender’s Revolving Credit Commitment.

(ix) If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer an Impacted Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent that such Lender is a Revolving Credit Lender and to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Revolving Credit Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.03(a)(viii)), whereupon such Lender will cease to be an Impacted Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was an Impacted Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Impacted Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been an Impacted Lender.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon submission by the Borrower upon request for an issuance of a Letter of Credit (a “Letter of Credit Request”), delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) substantially in the form of Exhibit G hereto (or, with respect to the issuance or amendment of any Letter of Credit, such other form as such L/C Issuer may reasonably request), appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Request must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 noon at least three (3) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be prepared by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of any requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Request, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Request, such L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone (confirmed promptly thereafter in writing) or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension; provided, further, that such L/C Issuer shall be under no obligations to permit any such extension if such L/C Issuer has determined that it would be under no obligation at such time to permit the issuance of such Letter of Credit in its revised form (as extended) pursuant to the terms hereof (by reason of the provisions of clause (iv) of Section 2.03(a) or otherwise).

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, such L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the event a drawing of a Letter of Credit occurs prior to 10:00 a.m., then not later than 12:00 noon on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer in an amount equal to the amount of such drawing; provided that, if a drawing under a Letter of Credit occurs after 10:00 a.m., then the Borrower shall reimburse such L/C Issuer an amount equal to the amount of such drawing prior to 12:00 noon on the next Business Day. If the Borrower fails to so reimburse such L/C Issuer by such time, upon receipt from such L/C Issuer of notice of such failure, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Credit

Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice). Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of such L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Credit Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from such L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse such L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a

Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) (but not L/C Advances) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of such L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each

Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement regardless of any circumstances, including any of the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders, the Required Revolving Lenders or the Required Class Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower and each Loan Party hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower or a Loan Party, as the case may be, from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower or a Loan Party, as the case may be, may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower or a Loan Party, as the case may be, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower or such Loan Party, as the case may be, which the Borrower or such Loan Party proves were caused by such L/C Issuer’s willful misconduct or gross negligence as determined in a final and non-appealable judgment of a court of competent jurisdiction or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, such L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer shall deliver to the Borrower copies of any documents purporting to assign or transfer a Letter of Credit issued by such L/C Issuer; provided that, each L/C Issuer may send or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary. The failure of any L/C Issuer to deliver such documents will not relieve the Borrower of its obligations hereunder or under the other Loan Documents.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Borrowing of Revolving Credit Loans cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.03(a)(viii), 2.05, 2.16, 8.02(c) and 8.04(d) set forth certain additional requirements to deliver Cash Collateral hereunder. “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and such L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America and may be invested in cash equivalents reasonably acceptable to the Administrative Agent. If at any time during which Cash Collateral is required to be maintained in respect of L/C Obligations, the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse such L/C Issuer. To the extent that the amount of any such Cash Collateral exceeds the then Outstanding Amount of L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower, when a Letter of Credit is issued, (i) the Borrower may specify that either the rules of the ISP or the rules of the Uniform Customs and Practice for Documentary Credits (“UCP”), as most recently published by the International Chamber of Commerce at the time of issuance, apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required under any law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate with respect to Eurodollar Rate Loans times the daily amount then available to be drawn under such Letter of Credit (whether or not such amount is then in effect under such Letter of Credit if such amount increases periodically pursuant to the terms of such Letter of Credit) on a quarterly basis in arrears; provided that (x) if any portion of an Impacted Lender’s Pro Rata Share of any Letter of Credit is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders pursuant to Section 2.03(a)(viii), then the Borrower shall not be required to pay to such Impacted Lender a Letter of Credit Fee with respect to such portion of such Impacted Lender’s Pro Rata Share so long as it is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders (but, if so reallocated, then the Borrower instead shall pay such fee to the Revolving Credit Lenders to whom such portion has been reallocated) and (y) if any portion of an Impacted Lender’s Pro Rata Share is not Cash Collateralized or reallocated pursuant to Section 2.03(a)(viii), then the Letter of Credit Fee with respect to such Impacted Lender’s Pro Rata Share shall be payable to the applicable L/C Issuer until such Pro Rata Share is Cash Collateralized or such Revolving Credit Lender ceases to be an Impacted Lender. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of Administrative Agent or the Required Revolving Lenders, while any Loan Obligation bears interest at the Default Rate pursuant to Section 2.08(b), all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to the greater of (i) $125 or (ii) one-quarter of one percent (0.25%) per annum, computed on the daily amount available to be drawn under such Letter of Credit (whether or not such amount is then in effect under such Letter of Credit if such amount increases periodically pursuant to the terms of such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries or an MLP. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or an MLP, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any other Person inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Person.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, agree in its sole discretion to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Credit Exposure of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the Aggregate Revolving Credit Commitments and (ii) the aggregate Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this

Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given (A) by telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice appropriately signed and completed by a Responsible Officer. Such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (or such later time as may be agreed by the Swing Line Lender) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.04, or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan that is a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding (or, so long as the Revolving Credit Exposure of each Revolving Credit Lender would not exceed its Revolving Credit Commitment as a result thereof, such greater amount as is required to repay all outstanding Swing Line Loans). Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit

Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Borrowing Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the Borrowing Notice submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not to fund its risk participation) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(v) Notwithstanding anything to the contrary contained in this Section 2.04, the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when a Lender Default exists with respect to a Revolving Credit Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to each such Impacted Lender’s participation in such Swing Line Loans (which arrangements are hereby consented to by the Revolving Credit Lenders), including by cash collateralizing such Impacted Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Pro Rata Share thereof (or greater share of the amount funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Loan Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share of such Swing Line Loan shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05 Prepayments.

(a) Voluntary Prepayments of Loans.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans or any Class of Term Loans in whole or in part without premium or penalty except as set forth in Section 2.05(d); provided that (i) such notice must be received by the Administrative Agent not later than (A) 12:00 noon three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) 11:00 a.m. one Business Day prior to the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the outstanding amount of such Loans; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount outstanding of such Loans. Each such notice shall specify the date and amount of such prepayment and the Class and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice and the amount of such Lender’s pro rata share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to prepay the Loans of the applicable Class on a pro rata basis to the applicable Lenders in accordance with the respective amounts of such Class of Loans held by each applicable Lender.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount of Swing Line Loans then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 3.05), the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all or a portion of the applicable outstanding Loans, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Voluntary prepayments of Term Loans shall be applied to the remaining scheduled installments of principal thereof as directed by the Borrower.

(b) Mandatory Prepayments of the Term Loans.

(i) Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03 (unless such Indebtedness is permitted to be incurred or issued under Section 7.03 solely if the proceeds thereof are applied to prepay the Term Loans)), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds therefrom no later than one (1) Business Day after receipt thereof by the Borrower or any such Restricted Subsidiary.

(ii) In each of the following circumstances (each as described in clauses (A)-(C) below, a “Prepayment Offer Trigger Event”):

(A) the occurrence of any Disposition by the Borrower or any Restricted Subsidiary (including any issuance of Equity Interests by a Restricted Subsidiary of the Borrower or the sale by the Borrower or any Restricted Subsidiary of Equity Interests in any other Person held by it), pursuant to Section 7.06(i) or (l), that results in the realization of Net Cash Proceeds in excess of $5,000,000 individually for such Disposition, or $10,000,000 in the aggregate for such Disposition and all other such Dispositions occurring during the same fiscal year;

(B) any Extraordinary Receipt is received by or paid to or for the account of the Borrower or any Restricted Subsidiary (that is not otherwise included in the Net Cash Proceeds described in clause (A) above or clause (C) below); and

(C) the Borrower issues additional Equity Interests, other than pursuant to Section 7.02(l) or Section 8.05;

the Borrower shall, no later than two (2) Business Days after the date on which such Prepayment Offer Trigger Event occurs (such date, the “Offer Date”), deliver to the Administrative Agent a written offer to prepay the Term Loans and, if applicable, any Incremental Term Loans and any Refinancing Term Facility, in an amount equal to the Net Cash Proceeds received by the Borrower and its Restricted Subsidiaries in connection with such Prepayment Offer Trigger Event as follows:

(1) in the case of a Prepayment Offer Trigger Event described in Section 2.05(b)(ii)(A) or (B) above, to the extent necessary for the Borrower to be in compliance on a Pro Forma Basis as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.02(a) ending prior to such Offer Date with a Consolidated Leverage Ratio of not more than the ratio set forth below with respect to such fiscal quarter:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
December 31, 2014 – December 31, 2015	4.25 to 1.00
March 31, 2016 – December 31, 2016	4.00 to 1.00
March 31, 2017 – Thereafter	3.50 to 1.00

; provided, that no such prepayment offer shall be required under this Section 2.05(b)(ii) with respect to the Prepayment Offer Trigger Events described in Section 2.05(b)(ii)(A) or (B) above if and to the extent (x) the Borrower, at its own election, provides a written notice to the Administrative Agent on or prior to the date which is no later than three (3) Business Days following receipt by or for the account of the Borrower or the applicable Restricted Subsidiary of such Net Cash Proceeds of its intention to reinvest an amount equal to such Net Cash Proceeds, (y) no Event of Default has occurred and is continuing or shall result from such reinvestment, and (z) the Borrower or such Restricted Subsidiary makes such reinvestment within 365 days after the receipt of such Net Cash Proceeds; provided further that the Borrower may extend such 365 day period by up to an additional 180 days if during the initial 365 day period the Borrower enters into a valid and binding contractual commitment to reinvest an amount equal to such Net Cash Proceeds within such additional 180 day period; and provided further that if no such reinvestment is consummated within the period set forth in clause (z), a written offer to prepay the Term Loans as aforesaid shall be made prior to or at the end of such period and the date of such offer shall be the Offer Date in respect of such Prepayment Offer Trigger Event; and

(2) in the case of a Prepayment Offer Trigger Event described in Section 2.05(b)(ii)(C) above, to the extent necessary for the Borrower to be in compliance on a Pro Forma Basis with the Financial Covenant.

Each Term Loan Lender may reject all or a portion of its pro rata share of the prepayment amount offered (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day after the date of such Term Loan Lender’s receipt of such prepayment offer, and such Rejection Notice shall specify the principal amount being rejected. If a Term Loan Lender fails to deliver a Rejection Notice within the time period specified in the preceding sentence or to specify in a Rejection Notice the amount being rejected, such failure will be deemed an acceptance of the total amount of such Term Loan Lender’s pro rata share of the amount offered. Any Declined Proceeds shall first be ratably offered to each Term Loan Lender that initially accepted such offer under a process substantially similar to the process described above for the initial offer, and thereafter, any remaining Declined Proceeds shall be retained by the Borrower. All amounts required to be prepaid under this Section 2.05(b)(ii) shall be prepaid within five Business Days of the Offer Date (as such date may be extended upon the delivery of a reinvestment notice to the extent permitted by Section 2.05(b)(ii)).

(iii) If any Indebtedness permitted by Section 7.03(p) or (q) is secured by all or any portion of the Collateral on a pari passu basis with the Obligations, and any such Indebtedness requires that a prepayment be made in respect of, or an offer be made to prepay or redeem, such Indebtedness under the circumstances contemplated by this Section 2.05(b), then any prepayment of the Term Loans required by this Section 2.05(b) shall be reduced by an amount equal to the lesser of (x) the pro rata share of such Net Cash Proceeds allocable to such other Indebtedness (taking into account the aggregate principal amount of such other Indebtedness and the aggregate principal amount of the Term Loans) and (y) the amount of such Net Cash Proceeds required to be applied to the prepayment or redemption of such other Indebtedness in accordance with the terms thereof.

(iv) Except as otherwise provided in an Incremental Amendment or any amendment effectuating Refinancing Debt pursuant to Section 10.01 (which may provide for Incremental Term Loans or loans made pursuant to a Refinancing Term Facility to receive less than, but not more than, their ratable share), each prepayment of Term Loans (or, as applicable, prepayment offer in respect thereof) pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that any prepayment of Term Loans with the net proceeds of any Refinancing Debt shall be applied to the applicable Class of Term Loans being refinanced or replaced). With respect to each Class of Term Loans, all accepted prepayments under this Section 2.05(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Borrower (or, in the absence of direction from the

Borrower, to the remaining scheduled amortization payments in respect of the Term Loans in direct order of maturity), and each such prepayment shall be paid to the applicable Lenders in accordance with their respective pro rata share and applied on a pro rata basis to the Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurodollar Rate Loans; provided that the amount of such mandatory prepayment shall be applied first to Term Loans that are Base Rate Loans to the full extent thereof before application to Term Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05. Notwithstanding anything else to the contrary herein, all payments pursuant to this Section 2.05(b) shall be accompanied by accrued interest.

(c) Mandatory Prepayment of Revolving Credit Loans. If for any reason the aggregate Revolving Credit Exposure of all Revolving Credit Lenders at any time exceeds the Aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Credit Loans, prepay Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the aggregate Revolving Credit Exposure of all Revolving Credit Lenders exceeds the Aggregate Revolving Credit Commitments then in effect.

(d) Call Premium. With any prepayment made pursuant to Section 2.05, the Borrower shall remain liable for any applicable breakage costs otherwise required to be paid under Section 3.05. In addition, if on or prior to the six-month anniversary of the Closing Date a Repricing Transaction occurs, the Borrower will pay a premium (the “Call Premium”) in an amount equal to 1.0% of the principal amount of the Term Loans that are subject to such Repricing Transaction.

Section 2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments, or from time to time permanently reduce the Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Credit Commitments. The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Commitments. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination. Notwithstanding anything herein to the contrary, the Borrower may rescind any notice of termination of Revolving Credit Commitments under this Section 2.06 not later than 1:00 p.m. on the Business Day before such termination was scheduled to take place if such termination would have resulted from a refinancing of the Aggregate Revolving Credit Commitments, which refinancing shall not be consummated or shall otherwise be delayed. Notwithstanding anything else to the contrary contained herein, the Term Loan Commitments in effect on the Closing Date shall automatically terminate at the earlier to occur of (a) 5:00 p.m. on the Closing Date and (b) the making of the Term Loans pursuant to Section 2.01(b).

Section 2.07 Repayment of Loans.

(a) The Borrower shall repay to the Revolving Credit Lenders on the Revolving Loan Maturity Date the aggregate principal amount of Revolving Credit Loans outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Loan Maturity Date.

(c) Except to the extent modified pursuant to an Extension pursuant to Section 2.15, the Borrower shall repay to the Administrative Agent, for the account of the applicable Term Loan Lenders, on the dates set forth on Annex I (including the Term Loan Maturity Date), or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans made pursuant to Section 2.01(b) on the Closing Date equal to the amount set forth on Annex I for such date (as adjusted from time to time pursuant to Section 2.05), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Term Loans made pursuant to Section 2.01(b) shall be due and payable on the Term Loan Maturity Date.

(d) The Borrower shall repay to the Administrative Agent for the account of the applicable Incremental Term Loan Lenders on the dates set forth in the applicable Incremental Amendment, or if any such date is not a Business Day, on the immediately preceding Business Day, a principal amount of Incremental Term Loans as set forth in the applicable Incremental Amendment. To the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date. The Borrower shall repay to the Administrative Agent for the account of the applicable Lenders on the dates set forth in the applicable amendment providing for any Extension of Term Loans, or if any such date is not a Business Day, on the immediately preceding Business Day, a principal amount of Extended Term Loans as set forth in such amendment. To the extent not previously paid, all Extended Term Loans shall be due and payable on the applicable Maturity Date. The Borrower shall repay to the Administrative Agent for the account of the applicable Lenders on the dates set forth in the applicable amendment providing for any Refinancing Term Facility, or if any such date is not a Business Day, on the immediately preceding Business Day, a principal amount of term loans under such Refinancing Term Facility as set forth in such amendment. To the extent not previously paid, all term loans under such Refinancing Term Facility shall be due and payable on the applicable Maturity Date.

Section 2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan of any Class shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate with respect to Eurodollar Rate Loans of such Class; (ii) each Base Rate Loan of any Class shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate with respect to Base Rate Loans of such Class; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate with respect to Base Rate Loans of such Class.

(b) (i) If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees. In addition to certain fees described in Section 2.03(i) and (j):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender, a non-refundable commitment fee equal to the Applicable Rate with respect to Commitment Fees times the actual daily amount by which the Revolving Credit Commitment of such Lender exceeds the Outstanding Amount of such Lender’s Revolving Credit Loans and such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations (but excluding, for the avoidance of doubt, the Swing Line Loans (unless such Revolving Credit Lender has refinanced such Swing Line Loan with a Base Rate Loan in accordance with Section 2.04(c)(i) or funded a participation with regards to such Swing Line Loan in accordance with Section 2.04(c)(ii))); provided, however that no commitment fee shall accrue with respect to the

Revolving Credit Commitment of an Impacted Lender during any period that it is an Impacted Lender until such time as such failure has been cured (as determined in accordance with Section 2.03(a)(ix)). The commitment fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Administrative Agent for its own account (or for the account of the Persons entitled to payment thereof in accordance therewith) fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in accordance with its usual practice. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register and the corresponding accounts and records of the Administrative Agent in respect of such matters, the Register and the corresponding accounts and records of the

Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and record thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the Register and the corresponding accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the Register and the corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall, at the election of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; except that this sentence shall not apply to the applicable Maturity Date.

(b) Funding by Lenders; Presumption by Administrative Agent.

(i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01 or Section 2.02, as applicable and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate otherwise applicable to such applicable Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds promptly (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to

make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c); provided, that the foregoing shall not preclude the reallocation of the Commitments of Impacted Lenders in accordance with Section 2.03(a)(viii).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans of any Class made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of such Class and (if applicable) subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, and to the extent that an Event of Default has occurred and is then in effect, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Notwithstanding anything to the contrary contained herein, this Sections 2.13 and the other pro rata payment provisions hereunder shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Impacted Lenders as opposed to Impacted Lenders.

Section 2.14 Increase in Commitments.

(a) Incremental Credit Extensions. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additions of incremental term loans, in each case which may constitute a separate tranche of term loans or, if the same as any existing tranche of term loans, constitute part of such existing tranche (the “Incremental Term Loans”), or (b) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase,” and together with any Incremental Term Loans, a “Credit Increase”), provided that (i) at the time that any Revolving Commitment Increase is effective (and after giving effect thereto), no Default or Event of Default shall exist, (ii) at the time that any Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist (except that, if the proceeds of such Incremental Term Loan are to be used to finance an Acquisition by the Borrower or any other Loan Party permitted under this Agreement, no Event of Default under Section 8.01(a), (f) or (g) shall exist), (iii) on the date of the effectiveness of any Revolving Commitment Increase and on the date of the making of any Incremental Term Loans, the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct; provided that, if the proceeds of such Incremental Term Loan are used to finance an Acquisition by the Borrower or any Restricted Subsidiary permitted by this Agreement, (A) only the Specified Representations shall be required to be true and correct under this clause (iii) on such date and (B) neither the Borrower nor any Affiliate of the Borrower shall have the right to terminate its obligations under the acquisition agreement related to such Acquisition or to otherwise decline to consummate such Acquisition, in each case as a result of the breach of the representations made in such agreement by or with respect to the subject of such Acquisition that are material to the interests of the Lenders and (iv) the Borrower and the other Loan Parties shall deliver such legal opinions, instruments and other documents related to such Credit Increase as the Administrative Agent shall reasonably request. Each Credit Increase shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limits set forth in the next two sentences). Notwithstanding anything to the contrary herein, the aggregate amount of Revolving Commitment Increases shall not exceed $200 million. Notwithstanding anything to the contrary herein, the aggregate amount of

Incremental Term Loans shall not exceed (x) the sum of (a) $200 million plus (b) the amount of all voluntary prepayments applied to the principal amount of the Term Loans (the “Term Loan Free and Clear Basket”); provided that the Term Loan Free and Clear Basket shall be reduced by the aggregate principal amount of all Incremental Equivalent Notes issued in reliance on clause (a)(x) to the proviso in the definition thereof; plus (y) an unlimited amount so long as on the date of incurrence thereof, the Borrower is in compliance on a Pro Forma Basis as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.02(a) with a Consolidated Leverage Ratio of no greater than 4.00:1.00.

(b) (i) The Incremental Term Loans (x) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and other Term Loans and (y) shall not mature earlier than the then-effective Latest Maturity Date and shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Term Loan Facility immediately prior to such Credit Increase, (ii) the interest rates applicable to any Incremental Term Loans shall be determined by the Borrower and the applicable Incremental Term Loan Lenders; provided that if the initial yield for any Incremental Term Loans is more than 0.50% per annum greater than the applicable interest rate (including any floors, any original issue discount and any upfront fees) under the Term Loan Facility in effect immediately prior to such Credit Increase, the Applicable Margin under the Term Loan Facility shall be increased to the extent necessary so that the applicable interest rate (including any floors, any original issue discount and any upfront fees) under the Term Loan Facility is equal to the initial yield for such Incremental Term Loans minus 0.50% per annum, and (iii) except as provided in clauses (i)(y) and (ii) above or as may be approved by the Administrative Agent in its reasonable discretion, the terms and conditions applicable to Incremental Term Loans shall be consistent in all material respects with the terms and conditions applicable to the Term Loan Facility (as such terms and conditions shall be in effect immediately prior to such Credit Increase). Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Credit Increases. All terms and interest rates applicable to any Revolving Commitment Increase shall be identical to those applicable to the Revolving Credit Facility immediately prior to such Credit Increase, except that the interest rates applicable to the Revolving Credit Facility may be increased without the consent of any Lender to match those applicable to any Revolving Commitment Increase. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution that would constitute an Eligible Assignee if such Loans or Commitments were being purchased by assignment (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent and, in the case of a Revolving Commitment Increase, each L/C Issuer and Swing Line Lender shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases, as applicable, if such consent would be required under Section 10.06(b) for an assignment of Loans or Commitments to such Lender or Additional Lender. Commitments in respect of Credit Increases shall become effective pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Credit Increases, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in this Section 2.14 and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases and Letters of Credit issued pursuant to the Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Credit Increases, unless it so agrees in writing. Upon each increase in the Revolving Credit Commitments pursuant to this Section, (i) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Revolving Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (ii) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall upon the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid. To the extent the foregoing actions result in any costs incurred by any Revolving Credit Lender pursuant to Section 3.05, such costs shall be paid by the Borrower in accordance with the terms thereof. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

Section 2.15 Extensions of Term Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date or with Revolving Credit Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving

Credit Commitments with a like Maturity Date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans and/or Revolving Credit Commitments, as applicable, and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments, as applicable, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitment shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Event of Default pursuant to Section 8.01(a), (f) or (g) shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the applicable Lenders;

(ii) except as to interest rates, fees, optional prepayment terms, and final maturity (which shall be determined by Borrower and the relevant Extending Lenders and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Extending Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with such other terms the same as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) to the extent dealing with Letters of Credit which mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments or a Refinancing Revolving Facility with a longer Maturity Date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their percentage of the Revolving Credit Commitments, (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later Maturity Date than such Class, (4) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (5) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Maturity Dates (or such greater number of Maturity Dates as the Administrative Agent shall agree in its reasonable discretion);

(iii) except as to interest rates, fees, amortization, final maturity date, optional prepayments, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by Borrower and the Extending Term Lenders and set forth in the relevant Extension Offer), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender” and, together with any Extending Revolving Lender, each an “Extending Lender” and, collectively, the “Extending Lenders”) extended pursuant to any Extension (“Extended Term Loans”) shall be the same as those applicable to the Term Loans subject to such Extension Offer (except for covenants or other provisions applicable only to periods after the Latest Maturity Date applicable to Term Loans prior to such Extension);

(iv) the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date applicable to Term Loans immediately prior to such extension hereunder;

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer (it being understood that any voluntary prepayments shall not be required to be made on a pro rata basis);

(vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Loan Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer;

(viii) all documentation in respect of such Extension shall be consistent with the foregoing;

(ix) any applicable Minimum Extension Condition shall be satisfied unless waived by Borrower; and

(x) at no time shall there be Term Loans (including Extended Term Loans, Refinancing Term Loans and Term Loans made on the Closing Date) which have more than four different Maturity Dates (or such greater number of Maturity Dates as the Administrative Agent shall agree in its reasonable discretion).

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion, and which condition may be waived by Borrower) of Loans or Commitments of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (other than this Section 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c) No consent of any Lender shall be required to effectuate any Extensions, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the L/C Issuers and the Swing Line Lender. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. Notwithstanding anything else to the contrary set forth herein or in any other Loan Document, the Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower and the other Loan Parties as may be necessary or appropriate in order to establish new tranches in respect of Revolving Credit Commitments or Term Loans so extended, in each case on terms consistent with this

Section 2.15 (each, an “Extension Amendment”). All such Extension Amendments entered into with Borrower and any other Loan Parties by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders. In addition, if so provided in any such Extension Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Latest Maturity Date in respect of the Revolving Credit Loans shall be re-allocated from Revolving Credit Lenders holding Revolving Credit Commitments to Revolving Credit Lenders holding Extended Revolving Loan Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Revolving Credit Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions, the Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any mortgage that has a maturity date prior to the Latest Maturity Date immediately prior to an extension hereunder so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent) and make any filings or provide any documents or items (including with respect to title insurance) reasonably requested by the Collateral Agent.

(d) In connection with any Extension, Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, cut-back, rounding and other adjustments and to ensure reasonable administrative management of the Facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

Section 2.16 Impacted Lender Waterfall.

Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of an Impacted Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Impacted Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Impacted Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize such Impacted Lender’s Pro Rata Share of the L/C Obligations in accordance with Section 2.03(a)(viii); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Impacted Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Impacted Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize such Impacted Lender’s Pro Rata Share of the L/C Obligations with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(a)(viii); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against such Impacted Lender as a result of such Impacted Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Impacted Lender as a result of such Impacted Lender’s breach of its obligations under this Agreement; and eighth, to such Impacted Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Impacted Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all applicable non-Impacted Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Impacted Lender until such time as all applicable Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the applicable Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.03(a)(viii). Any payments, prepayments or other amounts paid or payable to an Impacted Lender that are applied (or held) to pay amounts owed by an Impacted Lender or to post Cash Collateral pursuant to this Section 2.16 shall be deemed paid to and redirected by such Impacted Lender, and each Lender irrevocably consents hereto.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes. Unless required by applicable Law, any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the applicable Withholding Agent shall be required by applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section) have been made, the Administrative Agent, applicable Lender or the applicable L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Loan Parties. Without duplication of the Loan Parties’ obligations under clause (a) of Section 3.01, the Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or any L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), Section 3.01(e)(ii)(C) and Section 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), but in each case only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2) duly completed and executed originals of IRS Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 certifying that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, or

(4) to the extent a Foreign Lender is not the beneficial owner for United States federal income tax purposes of any payment received by it under any Loan Document (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), duly completed and executed originals of IRS Form W-8IMY, accompanied by duly completed and executed originals of IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, certificates in substantially the form of Exhibit J-3 or J-4 (as applicable), IRS Form W-9, and/or other required certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall, in lieu of causing each beneficial owner to provide a certificate, provide a certificate, in substantially the form of Exhibit J-2 on behalf of such beneficial owner(s);

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(C) each Domestic Lender as of the date of this Agreement and each person that becomes a Domestic Lender after the date of this Agreement shall deliver to the Borrower and the Administrative Agent duly completed and executed originals of IRS Form W-9, certifying that such Domestic Lender is exempt from United States backup withholding tax, on or before the date such Domestic Lender becomes a party to this Agreement (and from time to time thereafter upon written request by the Administrative Agent or Borrower); and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, or (2) notify the Borrower and the Administrative Agent of its inability to deliver any such forms, certificates or other evidence.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender, or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender, or such L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender, or such L/C Issuer in the event the Administrative Agent, such Lender, or such L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the Administrative Agent, any Lender or any L/C Issuer be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the Administrative Agent, such Lender or such L/C Issuer in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender, or any L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other person.

(g) Administrative Agent. The Administrative Agent shall deliver to the Borrower two duly executed originals of (i) if it is a U.S. Person, IRS Form W-9 or (ii) if it is not a U.S. Person, to the extent it is legally entitled to do so, an applicable IRS Form W-8, together with such other documentation as will establish that the Borrower can make payments to the Administrative Agent in its capacity as such without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(h) Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Law” includes FATCA.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of Commitments and repayment, satisfaction or discharge of all other Obligations.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain, continue or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make, maintain, continue or fund Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 (for the avoidance of doubt, no duplication of the Borrower’s obligation under Section 3.01 with respect to Indemnified Taxes or Other Taxes is intended under this clause (ii)) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

(iii) impose on any Lender or such L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or a L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any calculated loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any calculated loss of anticipated profits and any calculated loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that no Lender may use the Eurodollar Rate floor in this agreement as a basis for such calculations.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Article III, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Article III or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Lender delivers to the Borrower a notice pursuant to Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Loan Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions of the Closing Date. The obligations of each L/C Issuer and each Lender hereunder are subject to satisfaction on or prior to the Closing Date of the following conditions precedent:

(a) the Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or “.pdf” images (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and the Guarantee Agreement;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) an executed perfection certificate in the form provided by the Administrative Agent;

(iv) the Pledge and Security Agreement duly executed by each Loan Party, together with:

(1) proper financing statements in form appropriate for filing under the UCC of all jurisdictions necessary in order to perfect in the United States the Liens in and to the Collateral in which a security interest can be perfected by filing such financing statement;

(2) certificates representing the Pledged Equity referred to in the Pledge and Security Agreement (to the extent certificated) accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt (as defined in the Pledge and Security Agreement) indorsed in blank;

(3) copies of all Uniform Commercial Code, judgment and tax lien search results reasonably requested by the Administrative Agent, together with copies of the financing statements (or similar documents) disclosed in such search results, and accompanied by evidence that any Liens indicated in any such financing statement that are not Permitted Liens have been or will be released or terminated concurrently with the Closing Date (or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent), and all proper financing statements, duly prepared for filing under the Uniform Commercial Code, necessary in order to perfect the Liens created under the Security Documents (in the circumstances and to the extent required under such Security Documents), covering the Collateral of the Loan Parties described in the Security Documents;

(4) evidence of arrangements for the completion of all other actions, recordings and filings of or with respect to the Pledge and Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect on a first-priority basis the Liens created thereby (subject to Permitted Prior Liens) (including receipt of a duly executed payoff letter, UCC-3 termination statements and other customary collateral release documents, in each case, evidencing that each of the Existing Credit Agreement and the Atlas Pipeline Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement and the Atlas Pipeline Credit Agreement have been, or concurrently with the Closing Date are being, released);

(v) a certificate of incumbency signed by the secretary or assistant secretary of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party, together with a certification of incumbency attesting to the identity, authority and capacity of such secretary or assistant secretary executing such certificate on behalf of each Loan Party signed by a Responsible Officer of such Loan Party;

(vi) copies of each Loan Party’s Organization Documents, as amended, modified, or supplemented as of the Closing Date, certified by the secretary or assistant secretary of such Loan Party together with certificates of status with respect to each Loan Party, such certificates indicating that such Loan Party is in good standing in its jurisdiction of organization and each other jurisdiction in which its failure to be duly qualified or licensed would have a Material Adverse Effect;

(vii) an opinion of Vinson & Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent, the L/C Issuers, the Swing Line Lender and each Lender, substantially in the form of Exhibit I;

(viii) a Solvency Certificate of the Borrower and RemainCo and their respective Subsidiaries on a consolidated basis after giving effect to the Transactions and the Spin-Off, signed by the chief financial officer of the Borrower; and

(ix) a Form U-1 and a Form G-3 appropriately completed by the Borrower;

(b) all fees and expenses required to be paid hereunder or in connection herewith and invoiced in reasonable detail at least two (2) Business Days before the Closing Date shall have been paid;

(c) the Administrative Agent’s receipt of reasonably satisfactory confirmation that the Refinancing has occurred or is occurring concurrently with the Closing Date;

(d) neither the Acquisition Agreement nor the APL Merger Agreement (nor the schedules or exhibits to either) shall have been amended or any provision thereof waived in any material respect since they were executed on October 13, 2014, by the Borrower or any Subsidiary thereof, and the Borrower and its Subsidiaries shall not have granted any consents under the Acquisition Agreement or the APL Merger Agreement, in each case, in a manner materially adverse to the Lenders (in their capacities as such) without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that (A) any amendment, waiver or consent increasing the amount of consideration required to consummate the Acquisition Transaction shall be deemed not to be materially adverse to the Lenders so long as such increased consideration is funded with Equity Interests of the Borrower or the proceeds of the issuance thereof, (B) any amendment, waiver or consent decreasing the amount of consideration required to consummate the Acquisition Transaction shall be deemed not to be materially adverse to the Lenders so long as such decrease is not more than ten percent (10%) of such consideration set forth therein as of October 13, 2014 and (C) any amendment, waiver or consent regarding the definition of “Partnership Material Adverse Effect” set forth in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders;

(e) the Acquisition Transaction and the Simultaneous Merger shall have been consummated (or shall be consummated substantially simultaneously with the Closing Date) in accordance with the terms of the Acquisition Agreement and the APL Merger Agreement, without any amendment or waiver or the granting of any consent prohibited by Section 4.01(d) without the consent of the Arrangers;

(f) the Administrative Agent shall have received evidence that the Spin-Off has been, or concurrently with the Closing Date is being, consummated, and evidence that any Indebtedness under the Amended and Restated Credit Agreement, dated as of July 31, 2013, among the Target, as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent for the lenders, has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under such agreement and all guarantees of any such obligations have been, or concurrently with the Closing Date are being, released;

(g) (x) neither the Borrower nor any Affiliate has the right to terminate its obligations under the Acquisition Agreement or to otherwise decline to consummate the Acquisition Transaction, in each case as a result of the breach of the Specified Acquisition Agreement Representations as of the Closing Date and (y) the Specified Representations shall be true and correct in all material respects (unless any such representation is qualified by materiality, in which case such representation shall be true and correct in all respects) on and as of the Closing Date;

(h) except as set forth in (i) all forms, registration statements, reports, schedules and statements filed by the Target or Atlas Pipeline with the Securities and Exchange Commission under the Securities and Exchange Act of 1934 or the Securities Act of 1933 since January 1, 2012 and prior to the date of the Acquisition Agreement, and in each case excluding all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Partnership SEC Documents”) (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or any similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (ii) the Partnership Disclosure Schedule (as defined in the Acquisition Agreement) prior to the execution of the Acquisition Agreement (provided, that disclosure in any section of such Partnership Disclosure Schedule is deemed to be disclosed with respect to any other section of the Acquisition Agreement to the extent that it is reasonably apparent on the face of the Partnership Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto), since June 30, 2014, there has not been any change, event, development, circumstance, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect (as defined in the Acquisition Agreement);

(i) the Agents and the Lenders shall have received: (A) (1) the Audited Financial Statements, (2) unaudited consolidated financial statements of the Target for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and (3) pro forma financial statements giving effect to the Transaction and the Spin-Off for the fiscal year ended December 31, 2013 and the period commencing with the end of such fiscal year and ending with September 30, 2014; and (B) customary forecasts of the Borrower (giving pro forma effect to the Transaction and the Spin-Off) prepared by management of the Borrower of balance sheets, income statements and cash flow statements for each fiscal quarter for the four fiscal quarters following the Closing Date and for each fiscal year ending December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018; provided that, for the avoidance of doubt, the financial statements of the Target shall be prepared prior to giving effect to the Spin-Off;

(j) the Administrative Agent shall have received an officer’s closing certificate signed by a Responsible Officer of the Borrower on behalf of itself and the other Loan Parties as to the matters set forth in clauses (d), (e) and (g)-(i);

(k) the Administrative Agent and each Lender, as applicable, shall have received at least 4 days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors that the Lenders have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, that has been requested at least 11 days prior to the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01 each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) Except in the case of the initial Credit Extension on the Closing Date and as otherwise set forth in Section 2.14, the representations and warranties of the Borrower and each other Loan Party contained in Article V or in any other Loan Document shall be true and correct (or, in the case of representations and warranties not qualified as to materiality, true and correct in all material respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and 6.01(b).

(b) Except in the case of the initial Credit Extension on the Closing Date and as otherwise set forth in Section 2.14, no Default shall exist or would result from the making of such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof. Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall, except in the case of the initial Credit Extension on the Closing Date, be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (1) own or lease its assets and carry on its business and (2) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws (excluding Environmental Laws that are the subject of Section 5.08, federal, state and local income tax Laws that are the subject of Section 5.10 and ERISA that is the subject of Section 5.11); except in each case referred to in clause (b)(1), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. .

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than any Permitted Lien), or require any payment to be made under (i) any Contractual Obligation (including any Contractual Obligation relating to Material Indebtedness) (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (except that a change of control offer and related payments may be made in connection with senior notes of Atlas Pipeline in connection with the Acquisition Transaction) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any

Law; except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in, or violation of, clause (b) or (c), to the extent that such conflict, breach, contravention, payment or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) to the extent required at such time or (d) the exercise by the Administrative Agent or any other Secured Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings necessary to perfect and maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other action, notices or filings the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and the Target and its Subsidiaries, as the case may be, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheets and consolidated statements of income and cash flows of the Target and its Subsidiaries prior to the Spin-Off delivered to the Agents and the Lenders pursuant to Section 4.01(i)(A)(2) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Target and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(c) Since December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) on the Closing Date, involve any of the Loan Documents or that would prohibit the consummation of the Transaction or the Spin-Off.

Section 5.07 Ownership of Property; Liens. Each Loan Party and each Restricted Subsidiary thereof has good and valid title, license or right to use all of its personal property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Loan Parties and any of their Restricted Subsidiaries is subject to no Liens other than Permitted Collateral Liens in the case of Collateral and Permitted Liens in the case of any other property. All of the plants, offices, or facilities and other tangible assets owned, leased or used by any Loan Party or any Restricted Subsidiary thereof in the conduct of their respective businesses are (a) insured to the extent and in a manner required by Section 6.07, (b) structurally sound with no known defects which have or could reasonably be expected to have a Material Adverse Effect, (c) in good operating condition and repair, subject to ordinary wear and tear and except to the extent failure could not reasonably be expected to have a Material Adverse Effect, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair and except to the extent failure to so maintain and repair could not reasonably be expected to have a Material Adverse Effect, (e) sufficient for the operation of the businesses of such Loan Party and its Restricted Subsidiaries as currently conducted, except to the extent failure to be so sufficient could not reasonably be expected to have a Material Adverse Effect and (f) in conformity with all applicable Laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where the failure to conform could not reasonably be expected to have a Material Adverse Effect.

Section 5.08 Environmental Compliance. The Borrower and its Restricted Subsidiaries periodically conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.09 Insurance. As of the Closing Date, all insurance maintained by or on behalf of the Loan Parties is in full force and effect and all premiums due in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate and in accordance with normal industry practice.

Section 5.10 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Restricted Subsidiaries have filed all Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets that have become due and payable, except (a) those which are not overdue by more than thirty (30) days or (b) Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.11 ERISA Compliance.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan from time to time in effect has been maintained in compliance with the applicable provisions of ERISA, the Code and other Federal or state applicable Laws, (ii) each such Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would be reasonably likely to prevent, or cause the loss of, such qualification, and (iii) each Loan Party, the Borrower and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

Section 5.12 Subsidiaries; Equity Interests; Taxpayer Identification Number. In each case, as of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in material Subsidiaries have been validly issued, are, in the case of Equity Interests issued by corporations, fully paid and nonassessable and all Equity Interests owned directly by the Borrower or any other Loan Party are owned free and clear of all Liens except Permitted

Collateral Liens. In each case, as of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the federal taxpayer identification number of each Subsidiary, (c) sets forth the ownership interest of the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership, (d) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to Section 6.12, (e) identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (f) identifies any Subsidiary that is an Excluded Subsidiary and (g) identifies any Subsidiary that is an Immaterial Subsidiary.

Section 5.13 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) No Loan Party nor any Person Controlling any Loan Party nor any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure. Each Loan Party has disclosed to the Administrative Agent all matters required to be disclosed pursuant to Section 6.03. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation.

Section 5.15 Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws (except for Environmental Laws, which are the subject of Section 5.08, federal and state income tax Laws, which are the subject of Section 5.10, and ERISA, which is the subject of Section 5.11) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Intellectual Property; Licenses, Etc. Each Loan Party and each Restricted Subsidiary thereof owns, licenses, possesses or otherwise has the right to use all of the trademarks, service marks, trade names, copyrights, patents, patent rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, without conflict with the rights of any other Person, except to the extent such conflict, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Restricted Subsidiary thereof infringes upon any IP Rights held by any other Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is now pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.17 Labor Disputes and Acts of God. Neither the business nor the properties of any Loan Party or any Restricted Subsidiary thereof has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.18 Solvency. On the Closing Date, upon giving effect to the execution of this Agreement and the other Loan Documents by each Loan Party and the consummation of the Transaction and the Spin-Off, the Loan Parties on a consolidated basis, are Solvent.

Section 5.19 Real Property.

(a) As of the Closing Date, Schedule 5.19 sets forth the address or a description of the location of each Material Fee Owned Property, each Material Pipeline and each other parcel of real property that is the subject of a Material Lease, together with a list of the lessors with respect to all such Material Leases.

(b) To the extent any Loan Party or any of its Restricted Subsidiaries own physical assets that are material to such Loan Party and its Restricted Subsidiaries, each Loan Party and each of its Restricted Subsidiaries has good and marketable title (or in the case of Material Fee Owned Property located in the State of Texas, good and indefeasible title) in fee simple to, or, with respect to each leasehold interest, a valid and enforceable leasehold interest in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) Permitted Liens and (ii) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each Loan Party and each of its Restricted Subsidiaries has complied with all obligations under the Material Leases and, to its knowledge, all other leases to which it is a party, except where the failure to comply in each case would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all Material Leases and, to its knowledge, all other leases to which it is a party are in full force and effect, except leases in respect of which the failure to be in full force and effect would not in each case reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Party and each of its Restricted Subsidiaries enjoys peaceful and undisturbed possession under all Material Leases and, to its knowledge, all other leases to which it is a party, other than leases in respect of which failure to enjoy peaceful and undisturbed possession would not in each case reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Other than as disclosed on Schedule 5.19, as of the Closing Date, none of the Borrower or any Restricted Subsidiary has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting all or any material portion of any Material Fee Owned Property or any sale or disposition thereof in lieu of condemnation.

(e) As of the Closing Date, to the Borrower’s knowledge, other than as disclosed on Schedule 5.19, and other than in the ordinary course of business relating to easements, rights of way and similar rights relating to Material Pipelines, none of the Borrower or any Restricted Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Material Fee Owned Property, Material Pipeline or any interest therein.

Section 5.20 Sanctions; FCPA; USA PATRIOT Act. None of the Borrower, any of its Subsidiaries, or, to the knowledge of the Borrower or its Subsidiaries, any of the Borrower’s Affiliates or the Borrower’s, its Subsidiaries’ or its Affiliates’ directors, officers, employees, agents or representatives is, or is owned or controlled by any individual or entity that is, (i) the subject of sanctions administered or enforced by (x) OFAC or the U.S. Department of State (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or (y) if so being subject to such sanctions could reasonably be expected to have a Material Adverse Effect, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (including by being listed on any list similar to the list of Specially Designated Nationals and Blocked Persons issued by OFAC enforced by any other relevant sanctions authority) (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (a “Designated Jurisdiction”). The Borrower and each of its Subsidiaries, and, to the knowledge of the Borrower and its Subsidiaries, the Borrower’s Affiliates and the Borrower’s, its Subsidiaries’ and its Affiliates’ directors, officers, employees, agents and representatives are (x) in compliance, in all material respects, with the USA PATRIOT Act and the FCPA and (y) except to the extent the failure to so comply could reasonably be expected to have a Material Adverse Effect, in compliance with any other applicable law in other jurisdictions relating to bribery, corruption or anti-money laundering.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations with respect to which no claim has been asserted), or any Letter of Credit shall remain outstanding

(other than a Letter of Credit that has been fully Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within thirty (30) days after the date on which the Borrower is required under securities Laws to file a Form 10-K annual report (without giving effect to any extension permitted by the SEC) for each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2015, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within thirty (30) days after the date on which the Borrower is required under securities Laws to file a Form 10-Q quarterly report (without giving effect to any extension permitted by the SEC) for each of the first three (3) fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2015, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b) for any fiscal quarter or fiscal year ended on or after March 31, 2015, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower which shall, among other things, calculate the Consolidated Leverage Ratio as of the end of such fiscal quarter or fiscal year then ended for the Test Period ending on such date (provided, however, that (i) compliance with the Financial Covenant pursuant to Section 7.11 shall not be required until the Test Period ending June 30, 2015 and (ii) with respect to the calculation of the Consolidated Leverage Ratio for periods ending prior to June 30, 2015, the provisions of Section 1.09 shall control) and, if such Compliance Certificate demonstrates an Event of Default of the Financial Covenant, the Borrower may deliver, together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.05;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement which the Borrower may file or be required to file with the SEC (other than reports and registration statements which the Borrower files with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange), and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) [Reserved];

(d) [Reserved];

(e) within five Business Days after (i) a Responsible Officer’s receipt of any written notice of any violation by any Loan Party of any Environmental Law, (ii) a Responsible Officer’s obtaining knowledge that any Governmental Authority has asserted that any Loan Party is not in compliance with any Environmental Law or that any Governmental Authority is investigating any Loan Party’s compliance therewith, (iii) a Responsible Officer’s receipt of any written notice from any Governmental Authority or other Person, or otherwise obtaining knowledge, that any Loan Party is or may be liable to any Person as a result of the Release or threatened Release of any contaminant or that any Loan Party is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any contaminant, or (iv) a Responsible Officer’s receipt of any written notice, or otherwise obtaining knowledge, of the imposition of any Environmental Lien against any property of any Loan Party which in any event under any of clause (i), (ii), (iii) or (iv) could reasonably be expected to result in, or has resulted in, a Material Adverse Effect, together with copies of such notice or a written notice setting forth the matters in clause (ii) or (iv) above;

(f) not less than 3 Business Days prior to any change in any Loan Party’s (i) name as it appears in the jurisdiction of its formation, incorporation, or organization, (ii) type of entity, or (iii) organizational identification number, written notice thereof;

(g) [Reserved];

(h) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(i) together with the delivery of each Compliance Certificate delivered in connection with the delivery of the financial statements referred to in Section 6.01(a), (i) a statement indicating whether any Material Fee Owned Property was acquired or Material Lease was entered into during such fiscal year, and, if so, identifying it, and (ii) a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary (and, as applicable, an Excluded Subsidiary or Immaterial Subsidiary), or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(a) or (b) (to the extent such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest of such date (i) on which such documents are delivered by e-mail to the Administrative Agent, (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request to the Borrower to deliver such paper copies and (B) the Borrower shall arrange for the notification of the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents pursuant to clause (ii) or (iii) (unless posted by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (and prospective Lenders) may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Borrower, its Subsidiaries (including, for the avoidance of doubt, the Target after giving effect to the Acquisition Transaction) and their respective Affiliates or their securities and who may be engaged in investment and other market-related activities with respect to such Person’s securities) (each, a “Public Lender”, and each other Lender, a “Private Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all the Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all the Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (z) the Administrative Agent shall be entitled to treat any of the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower agrees that the Administrative Agent on the Borrower’s behalf may distribute the following documents to all Lenders (and prospective Lenders) (notwithstanding the fact that such documents are not marked “PUBLIC”), unless the Borrower advises the Administrative Agent in writing (including by email) within a reasonable time prior to their intended distributions (after the Borrower is given a reasonable period of time to review such documents) that such material should only be distributed to Private Lenders: (I) administrative materials related to this Agreement (including, for example, lender meeting invitations and memoranda), (II) notifications of changes to the terms of this Agreement or the other Loan Documents and (III) drafts and final versions of the Loan Documents.

Section 6.03 Notices. Notify the Administrative Agent (which will distribute such notice to the Lenders):

(a) Within five (5) Business Days of a Responsible Officer obtaining actual knowledge of the occurrence of any Default;

(b) Promptly of (i) any matter that could reasonably be expected to result in a Material Adverse Effect, (ii) any breach or non-performance of or default under any contractual obligation by the Borrower or any Subsidiary, (iii) any dispute, litigation, investigation, proceeding or suspension, or any material development therein, between the Borrower or any Subsidiary and any Governmental Authority or (iv) the commencement of, or any material development in, any litigation or proceeding by any Person not a Governmental Authority affecting the Borrower or any Subsidiary, and (v) the occurrence of any ERISA Event, in the case of clauses (ii)-(v) above, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon the Borrower or such Restricted Subsidiary or upon its or such Restricted Subsidiary’s property, income or assets, except, in each case, to the extent that (i) the failure to pay or discharge the same could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or (ii) such Taxes are being contested in good faith by appropriate proceedings and adequate reserves have been made by the Borrower or the applicable Restricted Subsidiary in accordance with GAAP.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 or 7.06; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) maintain or renew all of its issued patents and registered trademarks, trade names and service marks to the extent used or useful in the normal conduct of its business, except to the extent failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.07 Maintenance of Insurance. If the Borrower or any of its Restricted Subsidiaries owns or acquires physical assets that are material to the Borrower and its Restricted Subsidiaries, taken as a whole, maintain with financially sound and reputable insurance companies insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. If the Borrower or any of its Restricted Subsidiaries owns or acquires physical assets that are material to the Borrower and its Restricted Subsidiaries, taken as a whole, the Borrower covenants and agrees that the Collateral Agent, on behalf of the Secured Parties, will be named as an additional insured or loss payee, as the case may be, under all insurance policies of the Borrower and its Restricted Subsidiaries and it will provide evidence of such insurance in form and substance reasonably acceptable to the Collateral Agent. From and after delivery of any mortgages, if any portion of any Building owned, leased or otherwise held by a Loan Party located on any Material Fee Owned Property, Material Leases or Material Pipelines that is subject to such mortgage is at any time situated in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Borrower and the Restricted Subsidiaries shall (i) maintain or cause to be maintained flood insurance in an amount no less than the maximum amount of coverage available under the applicable Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary, as the case may be.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense absent the existence of an Event of Default; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.11 Use of Proceeds. The proceeds of extensions of credit under this Agreement shall be used (i) to finance in part the Acquisition Transaction and the Capital Contribution in TRP (if applicable), (ii) to pay fees and expenses incurred in connection with the Transaction, (iii) to consummate the Refinancing, and (iv) in the case of the Revolving Credit Commitments, for working capital and for general corporate purposes not in contravention of any Law or of any Loan Document. In no event shall the proceeds of any Loan or Letter of Credit be used directly or indirectly for purposes of acquiring or carrying any margin stock (within the meaning of Regulation U of the FRB) in violation of Regulation U.

Section 6.12 Additional Subsidiaries; Guarantors and Pledgors; Security Documents; Further Assurances. At the Borrower’s sole cost and expense, take all of the following actions:

(a) Notify the Administrative Agent and the Collateral Agent promptly after any Person becomes a Subsidiary of the Borrower or any of its Subsidiaries, which notice shall provide the information included in Schedule 5.12 as may be necessary for Schedule 5.12 to be accurate and complete as of the date of such notice and shall specify whether such Person is a Restricted Subsidiary that is a Domestic Subsidiary (and if it is or is to be treated as an Immaterial Subsidiary, information demonstrating to the reasonable satisfaction of the Administrative Agent that such treatment is permitted), an Excluded Subsidiary or an Unrestricted Subsidiary (and shall include compliance with the requirements of Section 6.14 for designation as an Unrestricted Subsidiary).

(b)

(i) promptly after any Person becomes a Restricted Subsidiary that is not an Excluded Subsidiary (and in any event within 30 days thereafter (or such longer period as the Administrative Agent may agree in its reasonable discretion)), cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guarantee Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) deliver to the Administrative Agent documents of the types referred to in Sections 4.01(a)(iii), (v) and (vi) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent, (C) cause each such Restricted Subsidiary to furnish to the Administrative Agent a description of its Material Fee Owned Properties, Material Pipelines and Material Leases, in detail reasonably satisfactory to the Administrative Agent, and (D) take and cause such

Restricted Subsidiary and each other Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent or the Collateral Agent to vest in the Collateral Agent for the benefit of the Secured Parties valid Liens on the assets of such Person constituting Collateral to secure the Obligations, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity; and

(ii) within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after any Loan Party directly acquires any Equity Interests that are not Excluded Collateral: (A) cause all of such Equity Interests, or Eligible Equity Interests in the case of a First-Tier Foreign Subsidiary, to be pledged to the Collateral Agent for the benefit of the Secured Parties to secure the Obligations by executing and delivering the Pledge and Security Agreement or a joinder thereto, (B) pursuant to the Pledge and Security Agreement, deliver or cause to be delivered to the Collateral Agent all certificates, stock powers and other documents required by the Pledge and Security Agreement with respect to all such Equity Interests or Eligible Equity Interests, as applicable, in any such Person, (C) take or cause to be taken such other actions, all as may be necessary to provide the Collateral Agent for the benefit of the Secured Parties with a first priority perfected pledge on and security interest in such Equity Interests or Eligible Equity Interests, as applicable, to secure the Obligations (subject to Permitted Collateral Liens) and (D) deliver to the Collateral Agent documents of the types referred to in Sections 4.01(a)(iii) through (a)(v) and, if requested by the Collateral Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) In the case of an acquisition of any Material Fee Owned Property, Material Pipeline or Material Lease (including the renewal of any Material Lease) by any Loan Party (or in the event any Material Fee Owned Property, Material Pipeline or Material Lease is owned by a Person that becomes a Restricted Subsidiary that is not an Excluded Subsidiary), which Material Fee Owned Property, Material Pipeline or Material Lease is not already subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations, the Borrower shall not later than ninety (90) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such acquisition (or the date such property or lease becomes a Material Fee Owned Property, a Material Pipeline or a Material Lease or such Person becomes a Restricted Subsidiary that is not an Excluded Subsidiary), deliver to the Collateral Agent counterparts to any mortgages or collateral assignments (as applicable) that the Collateral

Agent may require, title policies (other than with respect to any Material Pipeline) and other documents in respect of such Material Fee Owned Property, Material Pipelines and Material Leases that the Collateral Agent may reasonably require of a type described on Schedule 6.12.

(d) Deliver to further secure the Obligations whenever requested by the Administrative Agent or Collateral Agent in their sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, flood hazard certification, evidence of title, financing statements and other Security Documents in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent for the purpose of granting, confirming, and perfecting first and prior Liens or security interests in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Permitted Collateral Liens, on any real or personal property now owned or hereafter acquired by such Persons of a type that would otherwise constitute Collateral under the Security Documents.

(e) Subject to the limitations set forth herein, deliver and to cause each Guarantor to deliver to the Collateral Agent any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by such Persons in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent (including without limitation in connection with any action taken pursuant to Section 7.05), which the Collateral Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in any Collateral securing any Obligations.

(f) The Borrower further agrees to promptly, upon request by the Administrative Agent or Collateral Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Security Document or in the execution, acknowledgment, filing or recordation thereof or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Security Documents.

(g) The Borrower shall provide updates to Schedule 5.19 upon the reasonable request of the Administrative Agent.

(h) Notwithstanding the foregoing:

(i) (A) the Collateral shall not include any Excluded Collateral (and no actions shall be required to be taken hereunder with respect thereto) and (B) neither the Borrower nor any Guarantor will be required to enter into any control agreement or deposit account agreement with any entity holding deposit accounts or securities accounts of the Borrower or any Guarantor;

(ii) nothing set forth herein shall require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent (after consultation with the Borrower), the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets is unreasonable in relation to the benefits to be obtained by the Lenders therefrom; it being understood that no surveys (other than previously conducted surveys) shall be obtained or delivered with respect to Material Leases or Material Pipelines and no title insurance shall be provided in respect of any Material Pipelines;

(iii) the Borrower shall not be required to take any action with respect to the creation or perfection of security interests in any Material Lease other than to use its commercially reasonable efforts (subject to the immediately preceding paragraph and without any obligation to make any payment or provide any concession to any landlord in order to obtain any required consent) to create or perfect such security interests, such efforts not to extend beyond the date such security interests would otherwise be deliverable; and

(iv) the Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

Section 6.13 Environmental Matters; Environmental Reviews. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply in all material respects with all Environmental Laws now or hereafter applicable to such Loan Party as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, (b) obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations, and maintain such authorizations in full force and effect, (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, and (d) promptly pay and discharge when due all Environmental Liabilities and debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws unless, in each case, the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party or Restricted Subsidiary.

Section 6.14 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Unless designated after the Closing Date in writing to the Administrative Agent pursuant to this Section or as otherwise defined as an Unrestricted Subsidiary pursuant to clause (b) or (c) of the definition thereof, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) Subject to the limitations set forth in the definition of “Unrestricted Subsidiary” and the following sentence, a Responsible Officer of the Borrower may designate any Subsidiary (including (x) a newly formed or newly acquired Subsidiary and (y) any Subsidiary that is formed after the Closing Date solely for the purpose of acquiring MLP Units purchased or acquired after the Closing Date (provided that, (1) such Subsidiary purchases or acquires such MLP Units from any Person other than the Borrower or any Restricted Subsidiary and (2) the capital stock in such Subsidiary shall constitute Collateral)) as an Unrestricted Subsidiary if (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) after giving effect to such designation, no Default or Event of Default would exist, (iii) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant as of the last day of the immediately preceding Test Period for which a Compliance Certificate has been delivered (determined on a Pro Forma Basis giving effect to such designation), and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it will be treated as a “restricted subsidiary” for purposes of any indenture or agreement governing Indebtedness in an aggregate principal amount of at least $25,000,000. Notwithstanding the foregoing, the Borrower may not designate (A) the MLP GP or (B) any holder of MLP GP Units as an Unrestricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower and the Restricted Subsidiaries therein at the date of designation in an amount equal to the net book value of their aggregate investments therein at the time of such designation. In the event any Person becomes a Subsidiary as a result of the Borrower or a Restricted Subsidiary making a further Investment (an “Investment Increase”) in a Person in which the Borrower or such Restricted Subsidiary had previously made or had an Investment and such Person was not then a Subsidiary, the Borrower or such Restricted Subsidiary may designate such Subsidiary as an Unrestricted Subsidiary without any change or adjustment in the amount of any Investment under Section 7.02 other than giving effect to the amount of such Investment Increase.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) after giving effect to such designation, no Default or Event of Default would exist and (iii) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant as of the last day of the immediately preceding Test Period for which a Compliance Certificate has been delivered (determined on a Pro Forma Basis giving effect to such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6.15 Maintenance of Corporate Separateness. Satisfy customary corporate or limited liability company formalities in all material respects, including the maintenance of corporate and business records.

Section 6.16 Anti-Corruption Laws. Conduct its businesses in material compliance with the FCPA, and, to the extent the failure to so comply could reasonably be expected to have a Material Adverse Effect, the UK Bribery Act of 2010 and other applicable similar anti-corruption Laws in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such Laws.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations with respect to which no claim has been asserted), or any Letter of Credit shall remain outstanding (other than a Letter of Credit that has been fully Cash Collateralized), the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly (provided that “directly or indirectly” shall not apply to Section 7.13 and Section 7.14):

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(o), (iii) the direct or any contingent obligor with respect thereto is not changed (except to the extent any Person ceases to be an obligor with respect thereto), and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(o);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) landlords, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been take to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable

Person in accordance with GAAP; provided that such Liens (i) do not secure Indebtedness, (ii) arise by operation of Law or contract and (iii) in the case of Liens arising by contract, do not preclude Liens securing the Obligations;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries (or any Unrestricted Subsidiary, any MLP or any Subsidiary of an MLP; provided that the aggregate of all such pledges and deposits in connection with insurance for Unrestricted Subsidiaries, MLPs and Subsidiaries of MLPs shall not exceed $10,000,000 at any time) and (iii) Liens on proceeds of insurance policies securing Indebtedness permitted under Section 7.03(l)(i);

(f) deposits, prepayments or cash pledges to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) leases, licenses, subleases, sublicenses, easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants and other rights or restrictions as to the use of real property, and other similar encumbrances incurred in the ordinary course of business which, with respect to all of the foregoing, do not secure the payment of Indebtedness of a Loan Party (other than pursuant to the Loan Documents) and which do not individually or in the aggregate materially detract from the value of the property subject thereto or materially interfere individually or in the aggregate with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Capital Leases and purchase money Indebtedness permitted under Section 7.03(e) and (to the extent in respect of Section 7.03(e)) Section 7.03(o) and any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Borrower or a Restricted Subsidiary; provided that such Liens securing purchase money Indebtedness do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) Liens existing upon property acquired in an acquisition of any Person that becomes a Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, and not upon any other property (other than products and proceeds thereof and after-acquired property of such Person and its Subsidiaries), securing only Indebtedness permitted by Section 7.03(h);

(k) Zoning, building codes and other land use laws regulating the use or occupancy of any real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated (or are not subject to a violation currently being contested in good faith) by the current use or occupancy of such real property or the operation of the business of the Borrower or any Restricted Subsidiary thereon;

(l) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry or (iv) in connection with Cash Management Obligations and other obligations in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts in the ordinary course of business and that are limited to Liens customary in such arrangements;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(m), to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens (i) on Swap Contracts or commodity trading accounts or other brokerage accounts, (ii) on cash or other Investments posted as initial deposits or margin deposits, (iii) on accounts receivable related to a Swap Contract or a commodity trading account or other brokerage account, and (iv) on proceeds from the property described in the foregoing clauses (i)-(iii) that secure obligations incurred in the ordinary course of business and not for speculative purposes (A) under Swap Contracts or under commodity trading accounts or other brokerage accounts and (B) under netting arrangements in connection with Swap Contracts or commodity trading accounts or other brokerage accounts; provided, that this Section 7.01(n) shall not apply to Secured Swap Agreements;

(o) Liens on property of any Foreign Subsidiary, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 7.03; provided that such Liens do not at any time encumber any property other than the property of such Foreign Subsidiary or any other Foreign Subsidiary;

(p) [Reserved];

(q) [Reserved];

(r) Liens on all or a portion of the Collateral that are subordinated to the Liens securing the Obligations securing Indebtedness permitted under Section 7.03(f) and any Permitted Refinancing thereof (other than Indebtedness owed to the Borrower or any Subsidiary or Affiliate thereof) pursuant to the Second Lien Intercreditor Agreement;

(s) Liens on all or a portion of the Collateral securing Incremental Equivalent Notes and any Permitted Refinancing thereof; provided that such Liens shall be pari passu with, or junior to, the Liens securing the Obligations and (i) if such Liens are pari passu with the Liens securing the Obligations, such Liens shall be subject to the Pari Passu Intercreditor Agreement and, if then in effect, the Second Lien Intercreditor Agreement and (ii) if such Liens are junior to the Liens securing the Obligations, such Liens shall be subject to the Second Lien Intercreditor Agreement;

(t) Liens on all or a portion of the Collateral securing Refinancing Notes and any Permitted Refinancing thereof; provided that such Liens shall be pari passu with, or junior to, the Liens securing the Obligations and (i) if such Liens are pari passu with the Liens securing the Obligations, such Liens shall be subject to the Pari Passu Intercreditor Agreement and, if then in effect, the Second Lien Intercreditor Agreement and (ii) if such Liens are junior to the Liens securing the Obligations, such Liens shall be subject to the Second Lien Intercreditor Agreement; and

(u) other Liens securing obligations not exceeding $50,000,000 at any one time outstanding.

Section 7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Restricted Subsidiary in the form of cash equivalents;

(b) Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party and (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party;

(c) Investments consisting of, resulting from, or received in connection with, as applicable, Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments, respectively permitted under Sections 7.01, 7.03, 7.05 (other than 7.05(d)), 7.06 (other than 7.06(d)) or 7.07;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments existing or contemplated on the Closing Date and set forth on Schedule 7.02;

(f) Investments in Swap Contracts permitted under Section 7.03;

(g) loans or advances to officers, directors and employees of the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) to fund the purchase of Equity Interests in the Borrower or any Restricted Subsidiary under compensation plans approved by the Board of Directors of the issuer of such Equity Interests in good faith (provided that the proceeds of such loans or advances are promptly invested in such Equity Interests and contributed to the Borrower) and (iii) for purposes not described in the foregoing clause (i) or (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(h) advances of payroll payments to employees in the ordinary course of business;

(i) any Investment owned by a Person at the time such Person is acquired and becomes a Restricted Subsidiary pursuant to any Acquisition not prohibited by this Agreement; provided that (i) such Investment was not made in connection with or in contemplation of such Acquisition of any Subsidiary, any assets or a line of business and (ii) any incremental Investments shall not be permitted by this clause (i);

(j) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(k) Guarantees by the Borrower or any Restricted Subsidiary of obligations that do not constitute Indebtedness entered into in the ordinary course of business;

(l) any Investment made with net cash proceeds of issuances of Equity Interests by the Borrower after the Closing Date (other than pursuant to Section 8.05) which were issued for the purpose of enabling the Borrower or any Restricted Subsidiary to make such Investments, so long as immediately after giving effect to such issuance and the corresponding Investment pursuant to this Section 7.02(l), (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower shall be in compliance with the Financial Covenant as of the last day of the immediately preceding Test Period for which a Compliance Certificate has been delivered (determined on a Pro Forma Basis giving effect to such Investment); and

(m) Investments (other than in the form of a transfer of MLP GP Units, MLP Units or IDRs by the Borrower or any Guarantor to any Person other than the Borrower or a Guarantor) so long as on a Pro Forma Basis (x) no Default or Event of Default has occurred and is continuing (provided, that if such Investment is consummated pursuant to an acquisition agreement or similar agreement, (A) no Default or Event of Default has occurred and is continuing at the time, or immediately after, such agreement is executed and delivered and (B) no Event of Default pursuant to Section 8.01(a), (f) or (g) has occurred and is continuing at the time, or immediately after, such Investment is made pursuant to such agreement) and (y) the Borrower would be in compliance with the Financial Covenant as of the last day of the most recent Test Period for which a Compliance Certificate has been delivered.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03;

(c) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary;

(d) obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Swap Contract designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(e) Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets (secured by Liens permitted pursuant to Section 7.01(i)) in an aggregate amount not to exceed $35,000,000 at any time outstanding;

(f) Indebtedness of the Borrower and the Guarantors, provided that (i) no principal of such Indebtedness is scheduled to mature earlier than 91 days after the Latest Maturity Date existing on the date of the incurrence of such Indebtedness and (ii) after giving effect to such Indebtedness and the application of any of the proceeds thereof, no Event of Default shall exist and the Borrower shall be in compliance with the Financial Covenant as of the last day of the immediately preceding Test Period for which a Compliance Certificate has been delivered (determined on a Pro Forma Basis giving effect to the incurrence of such Indebtedness and the use of proceeds thereof);

(g) Indebtedness of any Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary that is subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(h) Indebtedness of any Person acquired or assumed in an acquisition, existing at the time of such acquisition and not incurred in contemplation thereof; provided that (i) such Indebtedness shall not be secured except to the extent such Indebtedness is secured by Liens permitted by Section 7.01(j), (ii) other than as otherwise permitted hereunder no Person, other than the obligor or obligors thereon at the time of such acquisition, shall become liable for such Indebtedness, (iii) no Default or Event of Default shall exist at the time any acquisition agreement or similar agreement is executed and delivered in connection with such acquisition and (iv) after giving effect to such Indebtedness and acquisition, (A) no Event of Default pursuant to Section 8.01(a), (f) or (g) shall exist and (B) the Borrower shall be in compliance with the Financial Covenant as of the last day of the immediately preceding Test Period for which a Compliance Certificate has been delivered (determined on a Pro Forma Basis giving effect to the incurrence of such Indebtedness and such acquisition);

(i) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts in the ordinary course of business and discharged within two Business Days of its incurrence;

(j) Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(k) Customary indemnification obligations or customary obligations in respect of purchase price or other similar adjustments, in each case incurred by the Borrower or any Restricted Subsidiary in connection with the Disposition of any assets permitted hereby, or any Investment permitted hereby or any acquisition permitted hereby, but excluding Guarantees of Indebtedness; provided that (i) such obligations are not then due and payable and (ii) the maximum liability in respect of all such obligations incurred in connection with any Disposition shall at no time exceed the gross proceeds, including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and its Restricted Subsidiaries in connection with such Disposition;

(l) Indebtedness consisting of (i) the financing of insurance premiums or (ii) customary take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business;

(m) Obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries, in each case in the ordinary course of business;

(n) Indebtedness not otherwise permitted by the foregoing clauses of this Section 7.03; provided that the aggregate principal or face amount of all such Indebtedness shall not exceed $75,000,000 at any time outstanding;

(o) any Permitted Refinancing of any Indebtedness otherwise permitted to be incurred under clause (b), (e), (f), (h), (p) or (q) and this clause (o) of this Section 7.03;

(p) Indebtedness constituting Incremental Equivalent Notes;

(q) Indebtedness constituting Refinancing Notes; and

(r) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above.

Section 7.04 Prepayment of Certain Indebtedness. Pay the principal (other than regularly scheduled payments of principal as and when due (to the extent not prohibited by any applicable subordination provisions)) of (a) any Indebtedness that is subordinated or secured on a junior priority basis to the Obligations or (b) any unsecured Indebtedness incurred pursuant to

Section 7.03(f), (p) or (q) (or any Permitted Refinancing of any such Indebtedness), unless, in the case of each of clauses (a) and (b), (i) no Default or Event of Default has occurred and is continuing and (ii) the Borrower would be in compliance on a Pro Forma Basis with the Financial Covenant as of the last day of the most recent Test Period for which a Compliance Certificate has been delivered.

Section 7.05 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that (A) when any Wholly Owned Subsidiary is merging with another Restricted Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving Person and shall have, to the extent required thereby, complied with the requirements of Section 6.12 and (B) when any Guarantor is merging with a Restricted Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders and shall have, to the extent required thereby, complied with the requirements of Section 6.12;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Wholly Owned Subsidiary, then the transferee must either be the Borrower or a Wholly Owned Subsidiary; provided, further that if the transferor in any such a transaction is a Guarantor, then the transferee must either be the Borrower or Guarantor and shall have, to the extent required thereby, complied with the requirements of Section 6.12;

(d) any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(c));

(e) each of the Borrower and any of its Restricted Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower (A) is the surviving entity and (B) shall have, to the extent required thereby, complied with the requirements of Section 6.12 and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving entity and shall have, to the extent required thereby, complied with the requirements of Section 6.12; and

(f) a merger, dissolution, liquidation, consolidation or Disposition, the purpose and effect of which is to consummate a Disposition permitted pursuant to Section 7.06, may occur.

Section 7.06 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, and Dispositions in the ordinary course of business of property (other than Equity Interests) no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory, goods and products, cash equivalents, cash or other immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar property and shall have, to the extent required thereby, complied with the requirements of Section 6.12 or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such similar property and shall have, to the extent required thereby, complied with the requirements of Section 6.12;

(d) Dispositions constituting Restricted Payments permitted by Section 7.07, Permitted Liens and Investments permitted by Section 7.02 (other than Section 7.02(c));

(e) Dispositions of property acquired or constructed by the Borrower or any Restricted Subsidiary after the Closing Date pursuant to sale-leaseback transactions; provided that the applicable sale-leaseback transaction (i) occurs within 270 days after the acquisition or construction (as applicable) of such property and (ii) is made for cash consideration not less than the cost of acquisition or construction of such property;

(f) Dispositions of accounts receivables in connection with the collection or compromise thereof in the ordinary course of business;

(g) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), easements, rights of way or similar rights or encumbrances in each case in the ordinary course of business and which do not secure the payment of Indebtedness (other than pursuant to the Loan Documents) and which do not individually or in the aggregate materially detract from the value of the property subject thereto or materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(h) Dispositions resulting from Casualty Events and transfers of property that has suffered a Casualty Event (constituting a total loss or constructive total loss of such property);

(i) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j) Dispositions of property, subject to the Security Documents, by the Borrower or any Restricted Subsidiary to the Borrower or to a Wholly Owned Subsidiary of the Borrower that is a Restricted Subsidiary of the Borrower; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor and the applicable transferee shall have, to the extent required thereby, complied with the requirements of Section 6.12;

(k) Dispositions permitted under Section 7.05 (other than Section 7.05(f));

(l) Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under clauses (a) through (k) or (m) through (o) of this Section 7.06 (other than a Disposition of MLP GP Units or IDRs); provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) if the fair market value of the assets subject to such Disposition exceeds $50,000,000, such Disposition is for consideration that is at least 75% cash or cash equivalents and (iii) the Borrower is in compliance on a Pro Forma Basis with the Financial Covenant as of the last day of the immediately preceding Test Period for which a Compliance Certificate has been delivered;

(m) [reserved];

(n) the abandonment, failure to maintain or renew or other Disposition of any IP Rights in the ordinary course of business or as may be decided by the Borrower in its reasonable judgment or that are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries; and

(o) to the extent allowable under Section 1031 of the Code, any exchange of like kind property (excluding any boot thereon) for use in a Similar Business;

provided, however, that any Disposition pursuant to clause (b), (c), (e), (f), (i) or (l) shall be for fair market value.

No Loan Party will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except for Dispositions permitted by clause (f). The Administrative Agent will, at the Borrower’s request and expense, execute a release reasonably satisfactory to the Borrower and the Administrative Agent, of any Collateral so Disposed of to a Person other than the Borrower or a Guarantor pursuant to this Section.

Section 7.07 Restricted Payments. Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its Equity Interests (other than Disqualified Equity Interests);

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.09;

(e) repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants to the extent that such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Borrower may pay (x) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower held by any present or former employee, officer or director of the Borrower or any direct or indirect parent of the Borrower or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower and (y) make certain Restricted Payments to employees, officers and directors of the Borrower or any direct or indirect parent of the Borrower or any of its Subsidiaries in an amount not to exceed the Taxes payable by such Persons in respect of Equity Interests awarded to any such Person under any such plan; provided that the aggregate Restricted Payments made under clause (x) do not exceed in any calendar year $10,000,000; and provided, further, that to the extent the Borrower repurchases, retires or otherwise acquires for value Equity Interests of the Borrower from a Person and in a manner that would otherwise be subject to clause (x) above, but such repurchase, retirement or other acquisition for value is undertaken by the Borrower promptly following an award of Equity Interests by the Borrower to such Person and is in an amount not to exceed the Taxes payable by such Persons in respect of such Equity Interests awarded to such Person, such repurchases, retirements or other acquisitions for value shall be deemed to be Restricted Payments with respect to Taxes governed by clause (y) above, rather than being subject to clause (x) above; and provided, further, that cancellation of Indebtedness owing to the Borrower from members of management, directors, managers or consultants of the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 7.07 or any other provision of this Agreement; and

(g) any other Restricted Payments (other than in the form of a transfer of MLP GP Units or IDRs) so long as on a Pro Forma Basis (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower would be in compliance with the Financial Covenant as of the last day of the most recent Test Period for which a Compliance Certificate has been delivered.

Section 7.08 Change in Nature of Business. Engage in any material line of business other than a Similar Business.

Section 7.09 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries or between and among any Wholly Owned Subsidiaries that are Restricted Subsidiaries, (b) the transactions contemplated hereby and the payment of fees and expenses related thereto, (c) Restricted Payments permitted under Section 7.07, (d) payments or loans (or cancellations of loans) to employees, officers or consultants of the Borrower or any Restricted Subsidiary and employment agreements, stock option plans and other compensatory arrangements with such employees, officers or consultants that are, in each case, approved by the Borrower in good faith, (e) payments by the Borrower and the Restricted Subsidiaries to each other pursuant to tax sharing agreements among the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (f) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Borrower or any Restricted Subsidiary, (g) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 7.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any director, manager, officer, employee or consultant of the Borrower, any Subsidiary, any MLP or any Subsidiary of any MLP or (i) ordinary course administrative transactions pursuant to the Partnership Agreement.

Section 7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is neither (x) a Guarantor nor (y) an Immaterial Subsidiary (provided that the exclusion set forth in this clause (y) shall not apply to any Immaterial Subsidiary that owns any MLP Units, MLP GP Units or IDRs) to make Restricted Payments to the Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties to secure the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.10) are listed on Schedule 7.10 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation in any material respect, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a

Restricted Subsidiary of the Borrower; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that is or becomes a Restricted Subsidiary as of the Closing Date or that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) are set forth in an agreement governing Indebtedness permitted by Section 7.03 and that has been incurred by a Restricted Subsidiary of the Borrower that is not a Loan Party, (iv) are provisions in Organizational Documents and other customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or to other Persons that are not Restricted Subsidiaries (to the extent Investment in such joint venture or other Person is permitted under Section 7.02) that limit Liens on or transfers of the Equity Interests in such joint venture or other Person entered into in the ordinary course of business, (v) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby (or in easements, rights of way or similar rights or encumbrances, in each case granted to the Borrower or a Restricted Subsidiary by a third party in respect of real property owned by such third party) so long as such restrictions relate only to the assets (or the Borrower’s or Restricted Subsidiary’s rights under such easement, right of way or similar right or encumbrance, as applicable) subject thereto, (vi) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (vii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (viii) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business or (ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 7.11 Financial Covenant. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter (beginning with the fiscal quarter ending on June 30, 2015) to be greater than (a) 4.75 to 1.00 for the fiscal quarter ending June 30, 2015 through the fiscal quarter ending December 31, 2015, (b) 4.50 to 1.00 for the fiscal quarter ending March 31, 2016 through the fiscal quarter ending December 31, 2016 and (c) 4.00 to 1.00 for each fiscal quarter ending thereafter; provided that the Consolidated Leverage Ratio for the applicable fiscal quarter shall be increased by 0.50 to 1.00 during a Specified Acquisition Period but shall not exceed 4.75 to 1.00 for any such fiscal quarter.

Section 7.12 Amendment of Other Indebtedness. Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Indebtedness is outstanding that was incurred in reliance upon Section 7.03(f), (p) or (q) (or any Permitted Refinancing in respect thereof), if the effect of any such waiver, supplement, modification, amendment, termination or release would cause the terms of such Indebtedness to be inconsistent with (x) in the case of Indebtedness incurred pursuant to Section 7.03(f), clause (i) of the proviso to such Section, (y) in the case of Indebtedness incurred pursuant to Section 7.03(p), the definition of “Incremental Equivalent Notes” and (z) in the case of Indebtedness incurred pursuant to Section 7.03(q), the definition of “Refinancing Notes.”

Section 7.13 Anti-Corruption Laws. Directly or, to the knowledge of the Borrower or any Subsidiary, indirectly use the proceeds of any Credit Extension for any purpose which would breach the FCPA or to the extent the failure to so comply could reasonably be expected to have a Material Adverse Effect, other applicable similar anti-corruption Laws in other jurisdictions.

Section 7.14 Sanctions. Directly or, to the knowledge of the Borrower or any Subsidiary, indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to the legal existence of the Borrower) or Article VII; provided, however that (i) any Event of Default under Section 7.11 is subject to cure as contemplated by Section 8.05 and (ii) notwithstanding anything else to the contrary herein, a breach of the Financial Covenant shall not constitute a Default or an Event of Default for purposes of any Term Loan or Term Loan Facility unless and until the Administrative Agent has (with the consent, or the request, of the Required Revolving Lenders) or, at the direction of the Required Revolving Lenders has, terminated the Revolving Credit Commitments and declared any Revolving Credit Loans then outstanding to be immediately due and payable; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after giving effect to any applicable grace period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including the undrawn face amount of any outstanding Letter of Credit, surety bonds and other similar contingent obligations outstanding under any agreement relating to such Indebtedness or Guarantee and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract, and whether such term or a comparable term is used) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract, and whether such term or a comparable term is used) or (B) any Termination Event (as so defined, and whether such term or a comparable term is used) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined, and whether such term or a comparable term is used) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any of its Restricted Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated, satisfied or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any of its Restricted Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, the same shall remain undischarged, unvacated or unsatisfied and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order which have not been stayed by reason of a pending appeal or otherwise, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that results in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. In each case, for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Loan Obligations, any material provision of any Loan Document, at any time after its execution and delivery ceases to be in full force and effect or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Security Documents. Any Security Document shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid and perfected first priority Lien in any asset having a value in excess of the Threshold Amount (if and to the extent perfection may be achieved by the filings required under the Security Documents or the taking of other actions specifically required by this Agreement, subject to Permitted Prior Liens), except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a Lender’s Title Policy and such insurer has not denied coverage.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, if an Event of Default under Section 7.11 occurs and is continuing, at the request of, or with the consent of, the Required Revolving Lenders only, and in such case, without limiting Section 8.01(b), only with respect to the Revolving Credit Facility and the Letters of Credit, L/C Credit Extensions and L/C Obligations and, following the termination of the Revolving Credit Commitments and declaration of any Revolving Credit Loans then outstanding to be immediately due and payable, at the request of, or with the consent of the Required Lenders (including for such purposes any Revolving Credit Lenders that previously so requested or consented to such termination and/or acceleration), with respect to all Commitments, Obligations and facilities hereunder), take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or at law or in equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstances referred to in any such clause.

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the Pari Passu Intercreditor Agreement and the Second Lien Intercreditor Agreement, if then in effect, be applied by the Administrative Agent and the Collateral Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of external counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such and payable to the Collateral Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of external counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, pro rata (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the Secured Swap Obligations and the Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them and (ii) to the Administrative Agent for the account of each applicable L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

(e) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause “Fourth” above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, in the order set forth above.

Section 8.05 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under the Financial Covenant and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Borrower may sell or issue Qualified Equity Interests of the Borrower and apply the amount of the net cash proceeds (the “Cure Amount”) thereof to increase Consolidated EBITDA with respect to such applicable quarter (which amount shall be included as Consolidated EBITDA in such quarter for any Test Period including such quarter); provided that (i) such net cash proceeds are actually received by the Borrower following the fiscal quarter with respect to which such Event of Default exists and no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) the amount of such proceeds deemed to be the Cure Amount does not exceed the aggregate amount necessary to cure such Event of Default under Section 7.11 for the applicable period. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence and, as applicable, Consolidated Funded Indebtedness in accordance with Section 8.05(b) below.

(b) (i) In each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in Section 8.05(a) is made and (ii) there shall be no reduction in Consolidated Funded Indebtedness by or on account of the Cure Amount for purposes of determining compliance with the Financial Covenant for the fiscal quarter with respect to which such Cure Amount was made regardless of whether the Cure Amount was actually used to prepay any Consolidated Funded Indebtedness, but following such fiscal quarter Consolidated Funded Indebtedness may be reduced for purposes of determining compliance with the Financial Covenant if the Cure Amount was actually applied to prepay Loans pursuant to Section 2.05.

(c) There can be no more than five (5) fiscal quarters in the aggregate in which the cure rights set forth in this Section 8.05 can be exercised during the term of this Agreement.

ARTICLE IX.

ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided herein, the provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Swap Counterparty or Cash Management Counterparty) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Security Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, subagents and attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.11, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Collateral Agent shall bind the Lenders.

(c) By accepting the benefits of the Security Documents, each Swap Counterparty and each Cash Management Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party.

Section 9.02 Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include such Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by the Borrower, a Lender or an L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, such Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, respectively. Each of the Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent and the Collateral Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Agent. (a) The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then such retiring Administrative Agent or Collateral Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent or Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent or Collateral Agent shall continue to hold such Collateral until such time as a successor Administrative Agent or Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent or Collateral Agent, as applicable), and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent or

Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as the Administrative Agent.

(b) Any resignation by Bank of America as the Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the applicable Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the applicable Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender) and the acceptance by such successor of such appointment, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents if not previously so discharged, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon any Agent, any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent, any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the agents, arrangers or Joint Book Runners listed on the cover page hereof shall have any powers, duties, liabilities or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or a L/C Issuer hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Administrative Agent and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Administrative Agent and the Collateral Agent and their respective agents and external counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and external counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).

In connection with any such bid the Administrative Agent shall be authorized (i) to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 10.01 of this Agreement, (iii) to assign the relevant Obligations to any such acquisition vehicle pro rata by the Secured Parties, as a result of which each of the Secured Parties shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Collateral and Guarantee Matters. (a) The Lenders, the L/C Issuers, the Swap Counterparties and the Cash Management Counterparties irrevocably authorize the Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (w) upon termination of the Aggregate Commitments and payment in full of all Loan Obligations (other than contingent obligations with respect to which no claim has been asserted) and any Secured Swap Obligations and Cash Management Obligations that are then due and payable to the extent the Administrative Agent has received written notice that such Secured Swap Obligations and Cash Management Obligations are then due and payable and the expiration or termination of all Letters of Credit (or other arrangements having been entered into satisfactory to the applicable L/C Issuer to eliminate such L/C Issuer’s credit exposure with respect thereto), (x) that is sold or to be sold as part of or in connection with any sale permitted hereunder to a Person other than Borrower or any Restricted Subsidiary, (y) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or (z) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee Agreement pursuant to clause (iii) below;

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e), (f), (i), (m)(i) and (n); and

(iii) to release any Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes such Agent to), at the Borrower’s expense, and without recourse or warranty to any Loan Party, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(b) After the Closing Date, to the extent requested by the Borrower in writing, the Collateral Agent or Administrative Agent, as applicable, shall take such actions as may be reasonably requested by the Borrower to enable the Borrower to exchange its certificated limited partner units in TRP for limited partner units in TRP in book entry form or to otherwise exchange its certificated Equity Interests in its direct or indirect Subsidiaries for Equity Interests in book entry form; provided that, after giving effect thereto, the Collateral Agent retains a perfected first-priority Lien in such units and Equity Interests (subject to Permitted Prior Liens) and has “control” of any such units or Equity Interests constituting a security as provided in Section 8-106 of the New York UCC, and the pledgor thereof and the applicable issuer shall execute an uncertificated securities control agreement reasonably satisfactory to the Collateral Agent that complies with the provisions of Section 8-106(d) of the New York UCC.

Section 9.11 Indemnification of Agents, each L/C Issuer and the Swing Line Lender. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent and Agent-Related Person, L/C Issuer and Swing Line Lender and any Related Party of any of the foregoing (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), in accordance with their respective “ratable shares” (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if reimbursement or indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and L/C Obligations shall have been paid in full, in accordance with their respective “ratable shares” of such outstanding Loans, L/C Obligations and Commitments as in effect immediately prior to such date), and hold harmless each Agent and Agent-Related Person, each L/C Issuer and the Swing Line Lender and the Related Parties of the foregoing from and against any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any external counsel for any Agent) incurred by it; provided that no Lender shall be liable for the payment to any Agent or Agent-Related Person, L/C Issuer, Swing Line Lender or Related Party of any portion of such losses, claims, damages, liabilities and related expenses resulting from such Agent’s or Agent-Related Person’s, L/C Issuer’s, Swing Line Lender’s or Related Party’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.11. In the case of any investigation, litigation or proceeding giving rise to any loss, claim, damage, liability and related expense this Section 9.11 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent, Collateral Agent, each L/C Issuer and the Swing Line Lender upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent, L/C Issuer or Swing Line Lender is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.11 shall survive termination of this Agreement, the termination of the Aggregate Commitments, the payment, satisfaction or discharge of all other Obligations, and the resignation of any such Person. For purposes hereof, a Lender’s “ratable share” shall be determined based upon its share of the sum of the total Loans outstanding, L/C Obligations and unused Commitments at the time of determination (or, if indemnification or reimbursement is sought after the date upon which all Commitments shall have terminated and the Loans and L/C Obligations shall have been paid in full, in accordance with their respective “ratable shares” of such outstanding Loans, L/C Obligations and Commitments as in effect immediately prior to such date).

Section 9.12 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or L/C Issuer an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 3.01, each Lender and each L/C Issuer shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender or any L/C Issuer for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender or such L/C Issuer failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective); provided that no Lender or L/C Issuer shall be liable for the payment to the Administrative Agent of any Taxes and any related losses, claims, liabilities and expenses resulting from the Administrative Agent’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction. A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of any of the Obligations.

Section 9.13 Secured Swap Obligations and Cash Management Obligations. No Cash Management Counterparty or Swap Counterparty that obtains the benefits of Section 8.04, any Guarantee or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent, Collateral Agent or any other Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations or any Cash Management Obligations unless the Administrative Agent and Collateral Agent have received written notice of such Secured Swap Obligations or Cash Management Obligations, together with such supporting documentation as the Administrative Agent and/or Collateral Agent may request, from the applicable Cash Management Counterparties or the applicable Swap Counterparties, as the case may be.

Section 9.14 Intercreditor Agreement. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.06) and each Agent on behalf of itself and its Affiliates (in each case, including in its capacities as a Cash Management Counterparty and/or a Swap Counterparty) hereby (a) authorizes and directs the Administrative Agent to enter into the Second Lien Intercreditor Agreement and/or the Pari Passu Intercreditor Agreement as and when contemplated hereby in connection with the incurrence of Indebtedness and Liens required to be subject thereto on behalf of such Person and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Second Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement, as applicable, and (b) authorizes the Administrative Agent to enter into any amendments to the Loan Documents or Security Documents that are necessary in order to reference the applicable Intercreditor Agreement in such Loan Documents or Security Documents. Each of the Lenders hereby agrees to be bound by the terms of the Intercreditor Agreements. The Administrative Agent hereby agrees that it will enter into the Second Lien Intercreditor Agreement and/or the Pari Passu Intercreditor Agreement in connection with the incurrence of Indebtedness and Liens required to be subject thereto.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or postpone any date scheduled for the payment thereof, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate and (ii) to change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder;

(d) change any provision of this Section or Section 8.04 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(e) change the definitions of “Required Class Lenders” or “Required Revolving Lenders” without the written consent of each Lender of the applicable Class;

(f) change any provision of Section 2.13 or the third sentence of Section 2.06 or the definition of “Pro Rata Share” without the written consent of each Lender adversely affected thereby;

(g) expressly change or waive any condition precedent in Section 4.02 to any Revolving Credit Borrowing without the written consent of the Required Revolving Lenders (provided that, for the avoidance of doubt, this clause (g) shall not apply to a waiver of a Default or Event of Default not in connection with a Credit Extension pursuant to Section 4.02);

(h) except as otherwise permitted herein, release all or substantially all of the aggregate value of the Guarantors from the Guarantee Agreement without the written consent of each Lender;

(i) except as otherwise permitted hereunder, release of all or substantially all of the Collateral hereunder without the written consent of each Lender; or

(j) change the application of prepayments as among or between Classes under Section 2.05(b), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Term Loans under this Agreement pursuant to Section 2.14 or consented to by the Required Lenders are made, or any Term Loans under a Refinancing Term Facility or Extended Term Loans are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.05(b));

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Impacted Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder other than with respect to any amendment, waiver or consent governed by Section 10.01(b), (c) or (f).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower, and, with respect to credit facilities that include letter of credit and swingline subfacilities, the Swing Line Lender and each L/C Issuer (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding the foregoing, the Required Revolving Lenders may amend, waive or otherwise modify Section 7.11 and the defined terms used therein solely for purposes of Section 7.11, or waive any Default or Event of Default resulting from a breach of Section 7.11, without the consent of any Lenders other than the Required Revolving Lenders; provided that, any amendment, waiver or modification of the Financial Covenant or any defined terms used solely for purposes of the Financial Covenant for purposes of (i) any provision of this Agreement (other than Section 7.11) that require compliance with the Financial Covenant on a Pro Forma Basis, or (ii) the calculation of the Applicable Rate shall require the consent of the Required Lenders.

Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), the Borrower and the Lenders providing the relevant Refinancing Debt to permit the refinancing or replacement of all or any portion of the outstanding Term Loans, or Revolving Credit Loans and Revolving Credit Commitments, under an applicable Class; provided that (i) any Refinancing

Debt does not mature prior to the date that is 91 days after the Latest Maturity Date of the Loans being refinanced or replaced, or have a Weighted Average Life to Maturity shorter than the Loans or Commitments being refinanced or replaced, (ii) the Net Cash Proceeds of such Refinancing Debt shall be applied, concurrently with the incurrence thereof, to the pro rata prepayment of the applicable outstanding Loans (and, in the case of the Revolving Credit Facility, pro rata Revolving Credit Commitment reductions) under the applicable Class being so refinanced, (iii) the aggregate principal amount of such Refinancing Debt shall not exceed the aggregate principal amount of the Loans being refinanced or replaced, plus the amount of accrued but unpaid fees, interest and premium thereon, any committed but undrawn amounts and costs and expenses associated therewith, (iv) the Borrower shall be the Borrower of any such Refinancing Debt and any such Refinancing Debt shall not be guaranteed by any Person other than the Loan Parties, (v) the interest rates applicable to any Refinancing Debt shall be determined by the Borrower and the applicable Lenders of the relevant Refinancing Term Facility or Refinancing Revolving Facility, (vi) the covenants, events of default and guarantees with respect to such Refinancing Debt, subject to preceding clauses of this sentence, shall be consistent in all material respects with those applicable to the Loans being refinanced or replaced (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date as of the date of incurrence of such Refinancing Debt or if the Lenders also receive the benefit of such more restrictive terms) and (vii) the Refinancing Debt shall be pari passu in right of payment and pari passu in right of security with the other Obligations. Each of the parties hereto hereby agrees that this Agreement may be amended by the Borrower, the Administrative Agent (such agreement not to be unreasonably withheld, conditioned or delayed) and the lenders providing the relevant Refinancing Term Facility or the Refinancing Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Term Facility or the Refinancing Revolving Facility, as applicable, incurred pursuant thereto (including any amendments necessary to treat the loans and commitments subject thereto as a separate tranche and Class of Loans and Commitments hereunder). The Borrower shall extend the opportunity to refinance or replace the then outstanding Loans and/or Commitments under the applicable Class pursuant to this paragraph to all applicable Lenders on a pro rata basis. Any Lender approached to provide all or a portion of Refinancing Term Facility or any Refinancing Revolving Facility may elect or decline, in its sole discretion, to provide such Refinancing Term Facility or Refinancing Revolving Facility.

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended pursuant to an Incremental Amendment in accordance with the terms and conditions of Section 2.14 and an Extension Amendment in accordance with the terms and conditions of Section 2.15.

Further, notwithstanding anything to the contrary contained in this Section, if the Administrative Agent and Borrower shall have jointly identified an obvious error, manifest ambiguity, mistake or inconsistency or any error or omission of a technical or immaterial nature (including to make any Loan Document consistent with this Agreement), then the Administrative Agent and Borrower shall be permitted to amend, supplement or modify such provision and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, or email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Collateral Agent, any L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s, the Administrative Agent’s or the Collateral Agent’s transmission of the Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or such Agent Party’s Related Parties; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent, the Collateral Agent, each L/C Issuer and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronically transmitted document or signature.

(e) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Collateral Agent, any L/C Issuer and the Swing Line Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, and, in the case of a Revolving Credit Lender, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (A) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (B) accurate wire instructions for such Lender.

(f) Public Lenders. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(g) Reliance by Administrative Agent, Collateral Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Notices, Swing Line Loan Notices and any Letter of Credit Request) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the L/C Issuers, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or any other Loan Party except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person or such Person’s Related Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies ; Exercise of Remedies. No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law or in equity in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 8.02 (and, if then in effect, the Second Lien Intercreditor Agreement and/or the Pari Passu Intercreditor Agreement) for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any L/C Issuer or Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 (and, if then in effect, the Second Lien Intercreditor Agreement and/or the Pari Passu Intercreditor Agreement) and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable, documented out-of-pocket fees and expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates (limited to, in the case of counsel, the reasonable fees, charges and disbursements of one (1) outside counsel for the Administrative Agent (and to the extent deemed reasonably necessary by the Administrative Agent and the Collateral Agent, one (1) local counsel for each relevant jurisdiction)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and reasonable and customary due diligence expenses, (ii) all reasonable, documented out-of-pocket fees and expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any outside counsel for the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit or (C) in connection with any aspect of the Transaction or any of the other transactions contemplated thereby. The Borrower and the other Loan Parties hereby acknowledge that the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer may receive a benefit, including without limitation, a discount, credit or other accommodation, from any counsel engaged in connection with this Agreement based on the fees such counsel may receive on account of their relationship with any of the foregoing including, without limitation, fees paid in connection hereto.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each L/C Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any external counsel for any Indemnitee (limited to, in the case of counsel, the reasonable fees, charges and disbursements of one (1) outside counsel for such Indemnitee (and to the extent deemed reasonably necessary by such Indemnitee, one (1) local counsel for each relevant jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party or any Subsidiary thereof) other than such Indemnitee’s Related Parties arising out of, in connection with, or as a result of, by reason of or in any other way associated with (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, and the performance by the parties hereto of their respective obligations hereunder or thereunder, (ii) the Collateral, the Loan Documents and consummation of the Transaction or any of the other transactions contemplated thereby or events (including the enforcement or defense thereof and any occupation, operation, use or maintenance of Collateral or other property of a Loan Party) at any time associated therewith or contemplated hereby or thereby, or, in the case of the Administrative Agent and the Collateral Agent (and any sub-agent thereof) and their respective Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (iii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any of the other transactions contemplated by the Loan Documents, (v) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or any Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that in the case of an investigation, litigation or proceeding to which the indemnity of this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Loan Party’s equityholders or creditors or an Indemnitee, whether or not an Indemnitee is a party hereto and whether or not any aspect of the Transaction is consummated; provided further that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) a material breach of the funding obligations of such

Indemnitee or any of its Related Parties hereunder, or (z) a dispute solely among the Indemnitees or their Related Parties not involving an act or omission of the Borrower or any other Loan Party (other than any claims against any Indemnitee in its capacity or fulfilling its role as an Agent, Arranger or similar capacity under this Agreement). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each other Agent, each L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Person such Lender’s “ratable share” of such unpaid amount in accordance with Section 9.11.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other Person, on any theory of liability, for special, indirect, consequential (including lost profits) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the waivers and agreements set forth in this Section 10.04(d) shall not relieve the Borrower from its indemnification obligations under Section 10.04(b). No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent, any other Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of this Agreement, the termination of the Aggregate Commitments, and the payment, satisfaction or discharge of all of the other Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, such L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral

Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, as applicable, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each L/C Issuer and each Lender (other than as set forth in Section 7.05) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in subsection (b)(i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall, in the case of Term Loan Commitments or Term Loans not be less than $1,000,000 (and integral multiples of $1,000,000 in excess thereof) and, in the case of Revolving Credit Commitments or Revolving Credit Loans not be less than $5,000,000 (and integral multiples of $1,000,000 in excess thereof), in each case, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in separate tranches or Classes on a non-pro rata basis;

(iii) Required Consents. The following consents shall have been provided to the extent required below:

(1) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that no such assignment may be made to any such Person that is, or would at such time constitute, an Impacted Lender; provided further that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(2) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required;

(3) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required with respect to any assignment of Revolving Credit Commitments; and

(4) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required with respect to any assignment of Revolving Credit Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an applicable Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) Assignments to the Borrower and Affiliates. (1) Except as set forth in clause (2) of this Section 10.06(b)(v), no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or its Restricted Subsidiaries. (2) Notwithstanding the foregoing or any consent requirements otherwise set forth in this Section 10.06, any Term Loan Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of any Class of Term Loans to the Borrower or any of its Restricted Subsidiaries on a non-pro rata basis through (x) Dutch auctions open to all Term Loan Lenders of such Class on a pro rata basis in accordance with customary procedures to be agreed by the Administrative Agent (or other applicable agent managing such auction) or (y) open market purchases on a non-pro rata basis, in each case, subject to the following limitations:

(A) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch auction or consummation of such purchase, as the case may be;

(B) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, assigned to the Borrower or any of its Restricted Subsidiaries shall be deemed automatically cancelled and extinguished on the date of such assignment;

(C) the Borrower and its Restricted Subsidiaries shall not use the proceeds of any Revolving Credit Loans to fund any such purchases, unless (x) the Borrower shall have, on a Pro Forma Basis as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.02(a), a Consolidated Leverage Ratio at least

1.00:1.00 lower than the applicable ratio specified in Section 7.11 and (y) after giving pro forma effect to any such funding, the Borrower shall have at least $50,000,000 of unused availability under the Revolving Credit Facility;

(D) no cancellation of debt income increase to Consolidated Net Income, Consolidated EBITDA or Consolidated Adjusted EBITDA shall occur as a result of such purchase; and

(E) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its pro rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the limitations and requirements therein, including the requirements under Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amount) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Revolving Credit Lender acting as Swing Line Lender or L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, such Revolving Credit Lender may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Revolving Credit Lender as L/C Issuer or Swing Line Lender, as the case may be. If a Revolving Credit Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If a Revolving Credit Lender resigns as Swing

Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall, subject to the foregoing two sentences, succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Revolving Credit Lender to effectively assume the obligations of the resigning Revolving Credit Lender with respect to such Letters of Credit.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors, representatives, legal counsel, independent auditors and other experts (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or demanded by any regulatory authority purporting to have jurisdiction over it or any of the Agents, Lenders or L/C Issuer and their respective Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in connection with any pledges permitted pursuant to Section 10.06(f), (c) to the extent required by applicable Laws or regulations or by any compulsory legal process (including any pending legal or administrative proceeding), (d) to any Agent, Lender, L/C Issuer or any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, pledgee of, or Participant in, or any prospective assignee of, pledgee of, or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract under which payments are to be made by reference to, or relating to, the Borrower or any Loan Party and its or their obligations, (g) (i) any ratings agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any other Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, any Subsidiary, an MLP or any Subsidiary of an MLP or (z) is independently developed by the Administrative Agent, any other Agent, the L/C Issuer, any Lender or any of their respective Affiliates, or (j) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Agreement, “Information” means all information received from or on behalf of the Borrower, any Subsidiary, an MLP or any Subsidiary of an MLP relating to the Borrower, any Subsidiary, an MLP or any Subsidiary of an MLP or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by or on behalf of the Borrower, any Subsidiary, an MLP or any Subsidiary of an MLP or information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 10.08 Deposit Accounts; Right of Setoff. Each Loan Party hereby grants to each L/C Issuer and each Lender a security interest, a Lien, and a right of offset, each of which shall be in addition to all other interests, Liens, and rights of any L/C Issuer or any Lender at common Law, under the Loan Documents, or otherwise, to secure the repayment of the Obligations upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of such Loan Party now or hereafter held or received by or in transit to any L/C Issuer or any Lender from or for the account of such Loan Party, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final, in whatever currency) of such Loan Party with any L/C Issuer or any Lender, and (c) any other credits and claims of such Loan Party at any time existing against any L/C Issuer or any Lender, including claims under certificates of deposit. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to foreclose upon such Lien and/or to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations to such Lender or L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C

Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such foreclosure or such setoff and application, provided that the failure to give such notice shall not affect the validity of such foreclosure or such setoff and application. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other electronic transmission or imaging means (including, without limitation, “.pdf” or “.tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent, any L/C Issuer and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent, each L/C Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is an Impacted Lender, (d) any Lender is a Non-Consenting Lender, or (e) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) that is not an Impacted Lender, provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws;

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(f) if a Term Loan Lender is a Non-Consenting Lender with respect to a Repricing Transaction and such Term Loan Lender is replaced by the Borrower pursuant to this Section 10.13, the Borrower shall pay such Non-Consenting Lender the Call Premium to the extent required by Section 2.05(d).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 10.13, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any promissory note (if the assigning Lender’s Loans are evidenced by promissory notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 10.13 to execute an Assignment and Assumption or deliver such promissory notes shall not render such sale and purchase (and the corresponding assignment) invalid, and such Lender shall be deemed to have executed the Assignment and Assumption within one Business Day of a request that it do so in the event it has failed to do so within such period, and such assignment shall be recorded in the Register and the relevant promissory notes shall be deemed cancelled.

Section 10.14 Governing Law; Jurisdiction, Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES

HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THE ENFORCEMENT OF ANY SECURITY DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IN WHICH ANY COLLATERAL SUBJECT TO SUCH SECURITY DOCUMENT IS LOCATED.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THE LOAN DOCUMENTS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. IN FURTHERANCE OF THE FOREGOING, THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS AGENT OF THE BORROWER AND EACH GUARANTOR TO RECEIVE SERVICE OF ALL PROCESS BROUGHT AGAINST THE BORROWER OR SUCH GUARANTOR WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT IN NEW YORK, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE BORROWER AND EACH GUARANTOR TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. COPIES OF ANY SUCH PROCESS SO SERVED SHALL ALSO BE SENT BY REGISTERED MAIL TO THE BORROWER OR SUCH GUARANTOR AT ITS ADDRESS SET FORTH BELOW, BUT THE FAILURE OF THE BORROWER OR SUCH GUARANTOR TO RECEIVE SUCH COPIES SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS AS AFORESAID. THE BORROWER AND EACH GUARANTOR SHALL FURNISH TO THE ADMINISTRATIVE AGENT A CONSENT OF CT CORPORATION SYSTEM AGREEING TO ACT HEREUNDER PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, L/C ISSUERS AND LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, COLLATERAL AGENT, L/C ISSUERS AND LENDERS TO BRING PROCEEDINGS

AGAINST THE BORROWER OR ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT PERMITTED BY SECTION 10.14(B). IF FOR ANY REASON CT CORPORATION SYSTEM SHALL RESIGN OR OTHERWISE CEASE TO ACT AS THE BORROWER’S OR EACH GUARANTOR’S AGENT, THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES TO (A) IMMEDIATELY DESIGNATE AND APPOINT A NEW AGENT REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT TO SERVE IN SUCH CAPACITY AND, IN SUCH EVENT, SUCH NEW AGENT SHALL BE DEEMED TO BE SUBSTITUTED FOR CT CORPORATION SYSTEM FOR ALL PURPOSES HEREOF AND (B) PROMPTLY DELIVER TO THE ADMINISTRATIVE AGENT THE WRITTEN CONSENT (IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT) OF SUCH NEW AGENT AGREEING TO SERVE IN SUCH CAPACITY.

Section 10.15 Waiver of Jury Trial and Special Damages. EACH PARTY HERETO AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO AND EACH OTHER LOAN PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH LOAN PARTY AND EACH LENDER HEREBY FURTHER (A) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW (PROVIDED THAT THE WAIVER SET FORTH IN THIS CLAUSE (A) SHALL NOT RELIEVE THE BORROWER FROM ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.04(b)), (B) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (C) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges each other Loan Party’s and its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the other Agents, the L/C Issuers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the other Agents, the L/C Issuers and the Lenders and their respective Affiliates, on the other hand, (B) the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) (A) the Administrative Agent, each other Agent, each L/C Issuer and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the other Agents, the L/C Issuers or the Lenders has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Agents, the L/C Issuers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, any other Agent, the L/C Issuers or any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or their respective Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the other Agents, the L/C Issuers and the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the Transaction or any other transaction contemplated hereby.

Section 10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments or other modifications, Borrowing Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.18 USA PATRIOT Act Notice. Each Lender and L/C Issuer that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender or L/C Issuer) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or such L/C Issuer or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the USA PATRIOT Act and the Borrower hereby acknowledges that it has provided such information on behalf of itself and the other Loan Parties.

Section 10.19 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TARGA RESOURCES CORP.

By:	/s/ Matthew J. Meloy
Name:	Matthew J. Meloy
Title:	Senior Vice President, Chief
Financial Officer and Treasurer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A, as Administrative Agent and Collateral Agent

By:	/s/ Paley Chen
Name:	Paley Chen
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A, as Swing Line Lender, L/C Issuer and Lender

By:	/s/ Adam H. Fey
Name:	Adam H. Fey
Title:	Director

[Signature Page to Credit Agreement]

ROYAL BANK OF SCOTLAND plc, as a Lender

By:	/s/ Nathan Bautista
Name:	Nathan Bautista
Title:	Authorised Signatory

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Brett Steele
Name:	Brett Steele
Title:	Vice President

[Signature Page to Credit Agreement]

ING CAPITAL LLC, as a Lender

By:	/s/ Richard Ennis
Name:	Richard Ennis
Title:	Managing Director

By:	/s/ Hans Beekmans
Name:	Hans Beekmans
Title:	Vice President

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Sherwin Brandford
Name:	Sherwin Brandford
Title:	Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

[Signature Page to Credit Agreement]

COMPASS BANK, as a Lender

By:	/s/ Ian Payne
Name:	Ian Payne
Title:	Vice President

[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ Joseph Onischuk
Name:	Joseph Onischuk
Title:	Managing Director

By:	/s/ Joanna Lau
Name:	Joanna Lau
Title:	Vice President

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Victor Ponce de Leon
Name:	Victor Ponce de Leon
Title:	Senior Vice President

[Signature Page to Credit Agreement]

CITIBANK N.A.,
as a Lender

By:	/s/ Michael Zeller
Name:	Michael Zeller
Title:	Vice-President

[Signature Page to Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Dixon Schulz
Name:	Dixon Schulz
Title:	Managing Director

By:	/s/ Ting Lee
Name:	Ting Lee
Title:	Director

[Signature Page to Credit Agreement]

Deutsche Bank AG New York Branch
as a Lender

By:	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

By:	/s/ Kirk L. Tashjian
Name:	Kirk L. Tashjian
Title:	Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Mizuho Bank, Ltd.,
as a Lender

By:	/s/ David Lim
Name:	David Lim
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SUNTRUST BANK,
as a Lender

By:	/s/ Shannon Juhan
Name:	Shannon Juhan
Title:	Vice President

[Signature Page to Credit Agreement]

CADENCE BANK, N.A.,
as a Lender

By:	/s/ David Anderson
Name:	David Anderson
Title:	Vice President

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

AMEGY BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ H. Brock Hudson
Name:	H. Brock Hudson
Title:	Senior Vice President

[Signature Page to Credit Agreement]

BRANCH BANKING AND TRUST COMPANY
as a Lender

By:	/s/ Ryan Michael
Name:	Ryan Michael
Title:	Senior Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.
as a Lender

By:	/s/ Kelly Chin
Name:	Kelly Chin
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ M. Colin Warman
Name:	M. Colin Warman
Title:	Vice President

[Signature Page to Credit Agreement]

SANTANDER BANK, N.A.
as a Lender

By:	/s/ Peter Lopoukhine
Name:	Peter Lopoukhine
Title:	Senior Banker

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

[Signature Page to Credit Agreement]

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Jason A. Zilewicz
Name:	Jason A. Zilewicz
Title:	Vice President

[Signature Page to Credit Agreement]

SCHEDULES TO

CREDIT AGREEMENT

Dated as of February 27, 2015

Among

TARGA RESOURCES CORP.,

as the Borrower,

BANK OF AMERICA, N.A.,

as the Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

RBS SECURITIES INC. and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers,

THE ROYAL BANK OF SCOTLAND PLC and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Co-Syndication Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

RBS SECURITIES INC.,

WELLS FARGO SECURITIES, LLC,

ING CAPITAL LLC and

MUFG UNION BANK, N.A.,

as Joint Book Runners,

ING CAPITAL LLC

and

MUFG UNION BANK, N.A.,

as the Co-Documentation Agents,

and

The Other Lenders Party Hereto

TABLE OF SCHEDULES

SCHEDULE

1.01	Excluded Subsidiaries
2.01	Commitments
5.12	Subsidiaries; Equity Interests; Taxpayer Identification Number
5.19	Material Real Property
6.12	Real Estate Deliverables
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Affiliate Transactions
7.10	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

2

SCHEDULE 1.01

Excluded Subsidiaries

None.

3

SCHEDULE 2.01

Commitments

Revolving Credit Lender	Revolving Credit Commitment
Bank of America, N.A.	$40,000,000
Royal Bank of Scotland plc	40,000,000
Wells Fargo Bank, N.A.	40,000,000
ING Capital LLC	35,000,000
MUFG Union Bank, N.A.	35,000,000
Barclays Bank plc	30,000,000
Compass Bank	30,000,000
BNP Paribas	30,000,000
Capital One, National Association	30,000,000
Citibank, N.A.	30,000,000
Credit Agricole Corporate and Investment Bank	30,000,000
Deutsche Bank AG New York Branch	30,000,000
Goldman Sachs Bank USA	30,000,000
Mizuho Bank, Ltd.	30,000,000
SunTrust Bank	30,000,000
Cadence Bank, N.A.	25,000,000
Royal Bank of Canada	25,000,000
Amegy Bank National Association	20,000,000
Branch Banking and Trust Company	20,000,000
Morgan Stanley Bank, N.A.	20,000,000
PNC Bank, National Association	20,000,000
Santander Bank, N.A.	20,000,000
Sumitomo Mitsui Banking Corporation	20,000,000
The Huntington National Bank	10,000,000
TOTAL	670,000,000

4

Term Loan Lender	Term Loan Commitment
Bank of America, N.A.	$430,000,000.00
TOTAL	$430,000,000.00

5

SCHEDULE 5.12

Subsidiaries; Equity Interests; Taxpayer Identification Number

Subsidiary	Ownership of Subsidiary	Jurisdiction of Formation	Taxpayer Identification Number	Equity of Subsidiary Pledged	Restricted or Unrestricted Subsidiary	Immaterial Subsidiary?	Excluded Subsidiary?
Targa Resources Investments Sub Inc.	Targa Resources Corp. (100%)	Delaware	20-3743576	Yes	Restricted	No	No

Targa Resources Employees Relief Organization	Targa Resources Corp. (100%)	Texas	71-0992115	Yes	Restricted	Yes	Yes

Targa Energy LP	Targa Resources Corp. (100% LP) Targa Energy GP LLC (0% GP)	Delaware	43-2094238	Yes	Restricted	Yes	Yes

TRI Resources Inc.	Targa Resources Investments Sub Inc. (100%)	Delaware	74-3117058	Yes	Restricted	No	No

Targa Resources LLC	TRI Resources Inc. (100%)	Delaware	14-1904332	Yes	Restricted	No	No

Targa Resources Finance Corporation	TRI Resources Inc. (100%)	Delaware	20-3673840	Yes	Restricted	Yes	Yes

Targa GP Inc.	Targa Resources LLC (100%)	Delaware	20-4036018	Yes	Restricted	No	No

Targa LP Inc.	Targa Resources LLC (100%)	Delaware	20-4036097	Yes	Restricted	No	No

Targa Versado Holdings LP	Targa GP Inc. (49%LP/1%GP) Targa LP Inc. (50% LP)	Delaware	13-4369148	Yes	Restricted	No	No

Targa Resources GP LLC	Targa GP Inc. (100%)	Delaware	65-1295429	Yes	Restricted	No	No

Targa Energy GP LLC	Targa Resources Corp.	Delaware	20-3953748	Yes	Restricted	Yes	Yes

Targa America Mid-Continent Inc.	Targa Resources LLC	Delaware	20-1389487	Yes	Restricted	Yes	Yes

6

SCHEDULE 5.19

Material Real Property

Material Fee Owned Property

None.

Material Leases

None.

Material Pipelines

None.

Condemnation Proceedings

None.

Rights of First Refusal, Options, Etc.

None.

7

SCHEDULE 6.12

Real Estate Deliverables

Any documents or deliverables that the Collateral Agent may reasonably request.

8

SCHEDULE 7.01

Existing Liens

None.

9

SCHEDULE 7.02

Existing Investments

1.	The Investments of the Borrower and the Restricted Subsidiaries set forth on Schedule 5.12.

2.	The following Investments in Targa Resources Partners LP:

Unitholder	Issuer	Type of Interest	Number of Units or Percentage Owned

Targa Resources GP LLC	Targa Resources Partners LP	General Partner Units	2,426,139

Targa Resources GP LLC	Targa Resources Partners LP	IDRs and Special General Partner Interest	100%

Targa GP Inc.	Targa Resources Partners LP	Limited Partner Units	12,990,065 LP Units[1]

Targa LP Inc.	Targa Resources Partners LP	Limited Partner Units	3,229,717

Targa Versado Holdings LP	Targa Resources Partners LP	Limited Partner Units	89,813

[1]	As of the Closing Date, Targa GP Inc. (“GP Inc.”) owns 9,626,129 LP Units in the MLP, and as part of the Simultaneous Merger, GP Inc. will receive an additional 3,363,936 LP Units in the MLP, subject to customary exchange settlement procedures.

10

SCHEDULE 7.03

Existing Indebtedness

None.

11

SCHEDULE 7.09

Affiliate Transactions

1.	The contents of Item 13 (“Certain Relationships and Related Transactions, and Director Independence”) of the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2014, filed February 17, 2015, are incorporated by reference thereto.

12

SCHEDULE 7.10

Burdensome Agreements

None.

13

SCHEDULE 10.02

Administrative Agent’s Office; Certain Addresses for Notices

If to any Loan Party:

Targa Resources Corp.

1000 Louisiana, Suite 4300

Houston, TX 77002

Attn: Senior Vice President, CFO and Treasurer

(713) 584-1000

(713) 584-1110 (Fax)

If to the Administrative Agent, Collateral Agent and Swingline Lender:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

901 Main St

Mail Code: TX1-492-14-04

Dallas, TX 75202

Attention: Betty Coleman

Telephone: 972-338-3763

Telecopier: 214.290.9419

Electronic Mail: betty.coleman@baml.com

Other Notices as Administrative Agent:

Bank of America, N.A.

222 Broadway

Mail Code: NY3- 222-14-03

New York, NY 10038

Attention: Paley Chen

Telephone: 646-556-0753

Telecopier: 212-548-8944

Electronic Mail: paley.chen@baml.com

14